Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EXAMWORKS, INC.,

ORANGE 12, INC.,

ABI DOCUMENT SUPPORT SERVICES INC.,

CERTAIN STOCKHOLDERS OF ABI DOCUMENT SUPPORT SERVICES INC.,

AND

BILL GLASSMAN, AS THE STOCKHOLDER REPRESENTATIVE

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 8, 2016, is made and entered into by and among EXAMWORKS, INC., a Delaware corporation (“ExamWorks”), ORANGE 12, INC., a Delaware corporation (the “Merger Sub”), ABI DOCUMENT SUPPORT SERVICES INC., a Missouri corporation (the “Company”), certain stockholders of the Company set forth on the signature pages hereto (the “Signing Stockholders”), and Bill Glassman, as representative of the Company and the Securityholders (the “Stockholder Representative”).

RECITALS:

WHEREAS, the respective Boards of Directors of each of ExamWorks, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective corporations and their stockholders that the Merger Sub be merged with and into the Company in accordance with the General and Business Corporation Law of Missouri (the “Missouri Corporation Law”) and the Delaware General Corporation Law (the “Delaware Corporation Law”), and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will remain an Affiliate of ExamWorks (the “Merger”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to ExamWorks to enter into this Agreement, the Non-Signing Stockholders as of the date of this Agreement are executing a certificate, pursuant to which such Non-Signing Stockholders have, among other things, made certain representations and warranties and agreed to vote the Company stock that such Non-Signing Stockholders own in favor of the adoption of this Agreement and the Merger; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Certain Definitions. The following terms, as used herein, have the meanings set forth below:

“Accounting Referee” has the meaning set forth in Section 3.9(c).

“Acquisition Transaction” has the meaning set forth in Section 7.5.

“Adjusted Merger Consideration” has the meaning set forth in Section 3.2.

“Adjusted Per Share Common Closing Consideration” means the Per Share Common Closing Consideration plus $0.36 per share.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Benefit Laws” means all Laws applicable to any Company Benefit Plan or ERISA Affiliate Plan.

“Appraisal Shares” has the meaning set forth in Section 3.11.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Basket” has the meaning set forth in Section 11.6.

“Business” means the business of (a) record retrieval and document management services (including, without limitation, the retrieval, scanning, sorting, indexing, summary, review, electronic management and delivery of medical, billing, radiology, employment, scholastic, insurance, financial, social security, fire and police records); and (b) discovery management services (including, without limitation, non-party subpoena preparation services); in each of the foregoing cases (a) and (b) in connection with property and casualty, automobile, workers’ compensation, medical malpractice, life, disability, construction defect or other non-health lines of insurance, or otherwise for legal purposes.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Cap” has the meaning set forth in Section 11.6.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means, as of the Closing Date, any indebtedness of the Company with respect to (i) borrowed money or other long term indebtedness, including those evidenced by promissory notes or similar instruments, including any interest accrued thereon, (ii) prepayment, change of control or similar payments and expenses, (iii) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (iv) all guarantees by the Company of indebtedness of others, (v) all capital lease obligations, (vi) all obligations as an account party in respect of letters of credit and bankers’ acceptances, (vii), all obligations consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (viii) transaction costs associated with the transactions contemplated by this Agreement, and (ix) Severance Costs.

“Closing Date Indebtedness Statement” has the meaning set forth in Section 3.7.

“Closing Non-Signing Stockholder Certificate” has the meaning set forth in Section 7.11(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $00.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which the Company has any liability or obligation.

“Company Contracts” means those Contracts to which the Company is a party.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Software.

“Company Licensed Software” means all Software licensed to the Company.

“Company Proprietary Software” means all Software owned by the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Company.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Confidential Information” means any data or information concerning the Company, the Company’s Business (including trade secrets) or ExamWorks or its Affiliates, without regard to form, including, without limitation (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; (f) the fact that the Company is an acquisition target or ExamWorks is the purchaser or any information regarding this Agreement or the transactions contemplated hereby; (g) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Securityholder of any covenant or obligation set forth in this Agreement.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or binding commitment or instrument, whether oral or written, to which the Company is a party.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Customer” means a customer of the Company that paid the Company more than $30,000 in the aggregate during the twelve (12)-month period ended December 31, 2014, or a customer that paid the Company more than $22,500 in the aggregate during the nine (9)-month period ended September 30, 2015.

“Customer Overpayments” means customer overpayments, double payments or erroneous payments on account of services already performed, or deposits, advanced payments or prepayments for services or work which has not been performed as of the Closing or is reasonably not expected to be performed by the Business following the Closing, to the extent such liabilities are not reflected in the income statements of the Company or its Subsidiaries for the period in which such overpayment, double payment, erroneous payment or deposit was received by the Company or any Subsidiary and in the Final Working Capital Schedule.

“Company Personnel” means current employees and independent contractors of the Company.

“Delaware Corporation Law” has the meaning set forth in the recitals.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company to ExamWorks concurrently with the execution and delivery of this Agreement.

“Effective Time” has the meaning set forth in Section 2.3.

“EHIS Business” means the business of automated document indexing for the insertion of electronic documents into existing electronic medical record systems of primary care providers (e.g. hospitals and clinics).

“EHIS” means EDCO Health Information Solutions, Inc., a Missouri corporation.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Employees” means all individuals employed by the Company.

“Employment Agreement” means any employment contract, termination or severance agreement, offer letter, salary continuation agreement, change of control agreement or any other Contract, including offers for any of the above, respecting the terms and conditions of employment or payment of compensation in respect to any current or former director, officer or employee.

“Environmental Laws” means all Laws relating to pollution or protection of health, safety or the environment, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar federal, state and local statutes.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“Escrow Agent” has the meaning set forth in Section 3.2(b).

“Escrow Agreement” has the meaning set forth in Section 3.8.

“Escrow Amount” has the meaning set forth in Section 3.2(b).

“ExamWorks” has the meaning set forth in the introductory paragraph.

“ExamWorks Ancillary Document” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by ExamWorks or Merger Sub in connection with the transactions contemplated hereby.

“ExamWorks Indemnified Parties” means ExamWorks and its Affiliates (including, from and after the Closing, the Company), their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“ExamWorks Personnel” means current and former employees and independent contractors of ExamWorks or any of its Affiliates.

“Expiration Date” has the meaning set forth in Section 10.1(e).

“Final Working Capital Schedule” means the Working Capital Schedule, as finally determined pursuant to Section 3.9(d).

“Financial Statements” means (a) the audited balance sheet of the Company as of December 31, 2013, and the audited statements of income and cash flows of the Company for the year then ended, (b) the audited balance sheet of the Company as of December 31, 2014, and the audited statements of income and cash flows of the Company for the year then ended, (c) the internal balance sheet of the Company as of September 30, 2015, and the internal statements of income and cash flows of the Company for the nine (9)-months then ended, (d) the internal balance sheet of the Company as of October 31, 2015, and the internal statements of income and cash flows of the Company for the ten (10)-months then ended, and (e) the internal balance sheet of the Company as of November 30, 2015, and the internal statements of income and cash flows of the Company for the eleven (11)-months then ended.

“FMLA” means the United States Family and Medical Leave Act.

“Fully-Diluted Number” means the sum of (a) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, (b) the aggregate number of shares of Common Stock that are to be issued for the shares of Series A Preferred Stock that are to be converted immediately prior to the Effective Time, (c) the aggregate number of shares of Common Stock that are to be issued immediately prior to the Effective Time for the outstanding Options that are to be exercised immediately prior to the Effective Time, and (d) the Phantom Stock.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal), (d) multi-national or supra-national organization or body, (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator, (f) self-regulatory organization, (g) medical board or (h) official of any of the foregoing.

“Indemnified Party” means an ExamWorks Indemnified Party or a Stockholder Indemnified Party.

“Indemnifying Party” has the meaning set forth in Section 11.4(a).

“Initial Non-Signing Stockholder Certificate” has the meaning set forth in Section 7.11(a).

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (e) all databases and data collections and all rights therein throughout the world; (f) all moral and economic rights of authors and inventors, however denominated throughout the world; and (g) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any individual, all facts known or which reasonably should have been known by such individual following reasonable inquiry and diligence with respect to the matters at hand, and, with respect to the Company, all facts known or which reasonably should have been known by the Persons set forth on Schedule 1.1, in each case following reasonable inquiry and diligence with the matters at hand.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, United States Age Discrimination in Employment Act, United States Americans with Disabilities Act, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards and decrees of, or issued or entered by, all Governmental Entities.

“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

“Licenses” means all (a) notifications, licenses, franchises, permits, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor, including, without limitation, workers’ compensation, independent medical examination, independent review organization and utilization review licenses, registrations and permits; (b) small business, women-owned business, veteran-owned business or minority-owned business certificates or registrations, and (c) accreditations, licenses and certifications issued by a trade or industry group or independent technology auditor, including without limitation, URAC, SOC or SSAE 16.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Loss” or “Losses” means any and all claims, obligations, losses, liabilities, judgments, fines, costs, damages, penalties and expenses (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses), whenever arising or incurred.

“Material Adverse Effect” means any change, circumstance, development, state of facts or event (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) that has had or could reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) on or with respect to the financial condition, results of operations, prospects, assets or liabilities (including contingent liabilities) of the Company, or that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay, the performance by the Company or the Securityholders of their obligations hereunder or the consummation of the transactions contemplated hereby, including, without limitation, (a) any cancellation of, or threatened cancellation of, the company’s relationships with any Customer, (b) any change in Laws affecting the Company’s Business, (c) the institution of any material litigation, proceeding or action by or against the Company or any representatives of the Company, (d) the bankruptcy or insolvency of the Company, and/or (e) a data breach, or a cyber-attack or security incident that would reasonably be expected to lead to a data breach. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance by the Company or any of the Securityholders of such Person hereunder or the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary, none of the foregoing shall be deemed to constitute a Material Adverse Effect to the extent arising primarily from (y) changes in general national or global economic conditions, so long as such changes do not affect the Business of the Company in a disproportionate manner, or (z) acts of war, terrorism, military actions or the escalation thereof

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Missouri Corporation Law” has the meaning set forth in the recitals.

“Net Working Capital” means the current assets of the Company less the current liabilities of the Company, as calculated in accordance with Section 3.9(a), as of the close of business on the Closing Date. For the avoidance of doubt, Net Working Capital shall not include Tax benefits to the Company resulting from the consummation of the transactions contemplated hereby.

“Noncompete Business” means (a) the Business and (b) the business of arranging, facilitating, selling or providing independent medical examination, independent medical review, independent review organization, peer review, bill review, medical cost containment, Medicare set-aside, case management, pharmacy negotiation and pain management review, and related services. “Noncompete Business” shall include, without limitation, functions such as billing, scheduling, transcription, record retrieval, information technology, software development and support, network management and credentialing services so long as each of the foregoing are performed solely in connection with the foregoing (a) or (b). For the avoidance of doubt, “Noncompete Business” shall not include the EHIS Business.

“Noncompete Period” means the period beginning on the Closing Date and continuing for a period of five (5) years from the Closing Date.

“Non-Signing Stockholder” means all Stockholders who are not Signing Stockholders, and any Option Exerciser.

“Non-Signing Stockholder Certificate” means the Initial Non-Signing Stockholder Certificate or the Closing Non-Signing Stockholder Certificate.

“Notice of Claim” has the meaning set forth in Section 11.4(c).

“NQDC Plan” has the meaning set forth in Section 4.17(l).

“Option” means any option to acquire capital stock of the Company, including any such option granted under any Company Benefit Plan.

“Option Exerciser” has the meaning set forth in Section 7.11(c).

“Option Release” has the meaning set forth in Section 3.5(c).

“OSHA” means the United States Occupational Safety and Health Administration.

“Party” or “Parties” means, individually, ExamWorks, Merger Sub, the Company, each Signing Stockholder and the Stockholder Representative and, collectively, ExamWorks, Merger Sub, the Company, the Signing Stockholders and the Stockholder Representative.

“Paying Agent” shall mean Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Paying Agent Agreement” shall mean that certain Payments Administration Agreement, dated as of the date hereof, by and among ExamWorks, the Stockholder Representative and the Paying Agent.

“Payoff Letters” has the meaning set forth in Section 8.1(f).

“Per Share Common Closing Consideration” means the amount obtained by dividing (i) the Total Common Closing Consideration, by (ii) the Fully-Diluted Number.

“Per Share Escrow Consideration” means the amount obtained by dividing (i) the Escrow Amount, by (ii) the Fully-Diluted Number.

“Per Share Option Closing Consideration” means the excess, if any, of (a) the Adjusted Per Share Common Closing Consideration, less (b) the exercise price per share of Common Stock subject to such Option, minus such Option holder’s pro rata share of the Escrow Amount.

“Per Share Series A Closing Consideration” means the amount obtained by dividing (a) the Total Preferred Closing Consideration by (b) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Permitted Bonuses” means (a) that certain bonus payment to be made to David Benge in connection with the consummation of the transactions contemplated hereby in the amount of Six Hundred Eighteen Thousand, Two Hundred Fifty Dollars and Zero Cents ($618,250.00), which payment shall be subject to any required withholding of Taxes, and (b) those certain bonus payments to be made to certain employees of the Company in connection with the consummation of the transactions contemplated hereby in the aggregate amount of Three Hundred Seventy-Five Thousand Dollars and Zero Cents ($375,000.00), which payments shall be subject to any required withholding of Taxes.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (c) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use, and (d) other encumbrances, if any, that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Phantom Stock” means 10,000 shares of phantom equity held by James Horton.

“Phantom Stockholder” means James Horton.

“Receivables” means the accounts receivable, notes receivable and other receivables of the Company as of the close of business on the Closing Date.

“Reference Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2015.

“Registered Intellectual Property” means all United States and international: (a) registered patents and patent applications (including provisional applications and continuations in part); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded with any Governmental Entity.

“Releasor” has the meaning set forth in Section 7.14.

“Resignations and Releases” has the meaning set forth in Section 8.1(j).

“Required Consents” has the meaning set forth in Section 4.4.

“Securityholder” means a Stockholder or a holder of any Option immediately prior to the Effective Time.

“Securityholder Ancillary Document” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company, the Securityholders or any Affiliate of the Securityholders in connection with the transactions contemplated hereby.

“Series A Dividend” means 8% per annum.

“Severance Costs” means severance and other costs and related benefits to which the Terminated Employees are entitled for any reason (e.g. vacation pay and employer-paid COBRA coverage or Employee Benefit Plan benefits) and associated with the termination of such Employees, and the employer portion of any Taxes attributable to payments to Option Holders pursuant to Section 3.5 (e.g. social security and Medicare).

“Signing Stockholders” has the meaning set forth in the introductory paragraph.

“Software” means any computer software program, together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Special Escrow Amount” has the meaning set forth in Section 3.8.

“Stockholder” means any holder of Common Stock or Series A Preferred Stock.

“Stockholder Indemnified Parties” means the Stockholders and their Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Stockholder Representative” has the meaning set forth in the preamble.

“Supplier” means any supplier of goods or services to which the Company paid more than $30,000 in the aggregate during the twelve (12)-month period ended December 31, 2014, or more than $22,500 in the aggregate during the nine (9)-month period ended September 30, 2015.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Representations” has the meaning set forth in Section 11.5.

“Target Working Capital” means an amount equal to Four Million, Five Hundred Forty Thousand, One Hundred Sixty-Five Dollars ($4,540,165).

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which the Company or ExamWorks may have any liability imposed by any Governmental Entity, whether disputed or not, any related charges, interest or penalties imposed by any Governmental Entity, and any liability for any other Person as a transferee or successor by Law, Contract or otherwise.

“Tax Return” means any report, return, declaration or other information statement relating to Taxes required to be supplied to a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Agreements” has the meaning set forth in Section 7.16.

“Terminated Employees” has the meaning set forth in Section 7.8(c).

“Termination Date” means the date prior to the Closing when this Agreement is terminated in accordance with Article X.

“Territory” means the United States of America, and its territories and possessions.

“Total Common Closing Consideration” means the Adjusted Merger Consideration minus the Total Preferred Closing Consideration.

“Total Preferred Closing Consideration” means the Adjusted Merger Consideration minus the Total Common Closing Consideration.

“Treasury Regulations” means the temporary and final income tax regulations, promulgated under the Code.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, the rules and regulations promulgated thereunder, and similar state laws.

“Working Capital Deficit” means the amount, if any, by which the Net Working Capital is less than the Target Working Capital.

“Working Capital Surplus” means the amount, if any, by which the Net Working Capital is greater than the Target Working Capital.

“Working Capital Schedule” means a statement of Net Working Capital, as calculated in accordance with GAAP using the accrual method of accounting consistently applied.

Section 1.2     Other Definitions. Terms not defined in Section 1.1 shall have the meaning ascribed in the body of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
THE MERGER

Section 2.1     The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Missouri Corporation Law and Delaware Corporation Law, at the Effective Time, (a) the Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of the Merger Sub shall cease, and (c) the Company shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger.

Section 2.2     Time and Place of Closing. Subject to the terms and conditions of this Agreement, the Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than 5:00 p.m. Eastern Time on the fifth (5th) Business Day following the date on which all of the conditions to the obligations of the Parties set forth in Article VIII have been satisfied or waived as provided therein, or at such other time, date or place as the Company and ExamWorks may otherwise agree. The Closing shall be coordinated electronically by the offices of the Parties’ respective legal counsel and shall take place by the email transmission of executed documents among the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.3     Effective Time. Simultaneously with the Closing, the Parties hereto shall file articles of merger (or other appropriate documentation) with the Missouri Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the Missouri Corporation Law (the “Articles of Merger”). Simultaneously with the Closing, the Parties hereto shall file a certificate of merger (or other appropriate documentation) with the Delaware Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Corporation Law (the “Certificate of Merger”). The Merger shall become effective at 11:59 p.m. Eastern Time on the date of filing of the Articles of Merger and Certificate of Merger, or at such later time which the Parties shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

Section 2.4     Effects of Merger. The Merger shall, from and after the Effective Time, have the effects set forth in the Missouri Corporation Law and Delaware Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers, immunities and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the Parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.

Section 2.5     Charter and Bylaws. At the Effective Time, the articles of incorporation of the Surviving Corporation will be amended and restated pursuant to the amended and restated articles of incorporation attached to the Articles of Merger. At the Effective Time, the bylaws of Merger Sub shall become the bylaws of the Surviving Corporation; provided that the name of the Surviving Corporation shall be ABI Document Support Services Inc., a Missouri corporation.

Section 2.6     Directors and Officers. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of the Company shall cease to be the directors and officers of the Company.

ARTICLE III
CONVERSION; MERGER CONSIDERATION; ADJUSTMENTS

Section 3.1     Merger Consideration. The aggregate amount payable to the Securityholders in connection with the Merger shall be an amount equal to Sixty-Two Million Dollars ($62,000,000) (the “Merger Consideration”), subject to adjustment as provided in Section 3.2 hereof.

Section 3.2     Adjusted Merger Consideration. At the Effective Time, ExamWorks shall pay the Paying Agent the Adjusted Merger Consideration for distribution to the Stockholders pursuant to Section 3.3 and Section 3.4. The “Adjusted Merger Consideration” shall be an amount in cash equal to the Merger Consideration:

(a)     minus the amount, if any, of the Closing Date Indebtedness, as set forth in the Closing Date Indebtedness Statement;

(b)     minus an amount equal to Six Million Two Hundred Thousand Dollars ($6,200,000) (the “Escrow Amount”), to be deposited with SunTrust Bank, a Georgia banking corporation (the “Escrow Agent”) and held in escrow as further provided in Section 3.8 below;

(c)     minus the amounts payable to the holders of Options in accordance with the provisions of Section 3.5 below; and

(d)     minus the amount payable to the Phantom Stockholder in accordance with the provisions of Section 3.6 below.

Section 3.3     Conversion of Series A Preferred Stock and Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of ExamWorks, Merger Sub, the Company or the Stockholders:

(a)     each issued and outstanding share of Common Stock shall be converted into the right to receive (i) as soon as practicable after the Effective Time as provided in Section 3.4, an amount in cash, without interest, equal to the Adjusted Per Share Common Closing Consideration; and (ii) upon release pursuant to the terms of the Escrow Agreement in accordance with the timeframes specified therein, an amount in cash equal to the Per Share Escrow Consideration, subject to reduction, if any, to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article XI of this Agreement. For purposes of this Section 3.3(a) only, Option holders shall not be treated as holders of Common Stock.

(b)     each issued and outstanding share of Series A Preferred Stock, if any, shall be converted into the right to receive (i) as soon as practicable after the Effective Time as provided in Section 3.4, an amount in cash, without interest, equal to the Per Share Series A Closing Consideration; and (ii) upon release pursuant to the terms of the Escrow Agreement, an amount in cash equal to the Per Share Escrow Consideration, subject to reduction, if any, to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article XI of this Agreement.

(c)     each share of common stock, par value, $00.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 3.4     Distribution of Adjusted Merger Consideration to Stockholders. After the Effective Time, the Stockholders shall receive the Adjusted Per Share Common Closing Consideration for the Common Stock and/or the Per Share Series A Closing Consideration for the Series A Preferred Stock from the Paying Agent promptly upon surrender to ExamWorks of the certificate or certificates evidencing such outstanding Common Stock and/or Series A Preferred Stock, duly endorsed in blank or accompanied by duly executed letters of transmittal. In any event, notwithstanding whether such certificates representing all of the Common Stock and Series A Preferred Stock have been so surrendered, (i) no dividend payable to holders of record of stock of the Surviving Corporation shall be paid to the holder of such outstanding certificate of Common Stock or Series A Preferred Stock, and (ii) the holder of such outstanding certificate of Common Stock or Series A Preferred Stock shall not have any voting or other rights in the Surviving Corporation. For purposes of this Section 3.4 only, Option holders shall not be treated as Stockholders.

Section 3.5     Payment to Option Holders.

(a)     Immediately prior to the Effective Time, the vesting of all Options shall be accelerated. At the Effective Time, by virtue of the Merger and without any further action on the part of ExamWorks, Merger Sub, the Company or the Securityholders, each such Option outstanding immediately prior to the Effective Time shall be canceled and retired, shall cease to exist, and shall be converted into the right to receive (i) as soon as practicable after the Effective Time, cash, without interest, in an amount equal to the Per Share Option Closing Consideration; and (ii) upon release pursuant to the terms of the Escrow Agreement, an amount in cash equal to the Per Share Escrow Consideration, subject to reduction, if any, to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article XI of this Agreement. For the avoidance of doubt, except as mutually agreed by the Parties, the Per Share Option Closing Consideration shall be paid by the Company through its first payroll subsequent to the Closing.

(b)     The Company’s board of directors shall, prior to the Effective Time, adopt such resolutions or take such other actions as are required so that the Company Benefit Plan(s) pursuant to which any Options were granted shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plan(s) providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and to ensure that following the Effective Time no holder of an Option or any participant in any Company Benefit Plan shall have any right thereunder either: (y) to acquire any capital stock of the Company, the Surviving Corporation or ExamWorks, or (z) to receive compensation of any kind for termination, cancellation or other loss of such rights (except as expressly contemplated hereby).

(c)     All amounts payable pursuant to this Section 3.5 shall be paid by the Surviving Corporation in accordance with customary payroll practices without interest (except as mutually agreed by the Parties) and subject to any required withholding of Taxes. The Parties acknowledge that it shall be a condition precedent to delivery of any such payment, that such holder shall have delivered, in the case of an Option, a release in the form of Schedule 3.5(c) (an “Option Release”) and ExamWorks shall be entitled to withhold payment to any such Option holder until such Option Release has been received by ExamWorks or the Surviving Corporation.

Section 3.6     Payment to Phantom Stockholder.

(a)     At the Effective Time, by virtue of the Merger and without any further action on the part of ExamWorks, Merger Sub, the Company or the Securityholders, the Phantom Stock shall cease to exist, and each share of Phantom Stock shall be converted into the right to receive (i) as soon as practicable after the Effective Time, an amount in cash, without interest, equal to the Adjusted Per Share Common Closing Consideration; and (ii) upon release pursuant to the terms of the Escrow Agreement, an amount in cash equal to the Per Share Escrow Consideration, subject to reduction, if any, to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article XI of this Agreement.

(b)     All amounts payable pursuant to this Section 3.6 shall be paid by the Surviving Corporation in accordance with customary payroll practices without interest and subject to any required withholding of Taxes. For the avoidance of doubt, the consideration to be paid to the holder of the Phantom Stock shall be paid by the Company through its first payroll subsequent to the Closing. The Parties acknowledge that it shall be a condition precedent to delivery of any such payment, that such holder shall have delivered a release in the form reasonably satisfactory to ExamWorks, and ExamWorks shall be entitled to withhold payment to the Phantom Stockholder until such release has been received by ExamWorks or the Surviving Corporation.

Section 3.7     Statement of Closing Date Indebtedness. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to ExamWorks a statement (the “Closing Date Indebtedness Statement”), certified by the Chief Executive Officer or Treasurer of the Company, which sets forth, by creditor, the aggregate amount of the Closing Date Indebtedness. Copies of the Payoff Letters, delivered in accordance with Section 8.1(f) hereof, shall be attached to the Closing Date Indebtedness Statement.

Section 3.8     Escrow Amount. The Escrow Amount shall be deposited with the Escrow Agent into an interest-bearing escrow account. The Escrow Agent shall hold the Escrow Amount in accordance with the terms and conditions of an escrow agreement, by and among ExamWorks, the Stockholder Representative, the Paying Agent and the Escrow Agent, in substantially the form attached hereto as Schedule 3.8 (the “Escrow Agreement”). The Escrow Amount shall remain in escrow following the Closing for disbursement in accordance with the working capital adjustment set forth below and to cover any indemnification claims of ExamWorks, in each case in accordance with the terms of the Escrow Agreement, until (a) in the case of all but one million dollars ($1,000,000)(the “Special Escrow Amount”), fifteen (15) months from the Closing Date, at which time the remaining and undisputed balance of the Escrow Amount (inclusive of any investment earnings thereon) less the Special Escrow Amount, shall be automatically released to the Paying Agent, and (b) in the case of the Special Escrow Amount, twenty-three (23) months from the Closing Date, at which time the remaining and undisputed balance of the Escrow Amount shall be automatically released to the Paying Agent.

Section 3.9     Post-Closing Working Capital Adjustment.

(a)     Within ninety (90) days following the Closing Date, ExamWorks shall prepare and deliver to the Stockholder Representative the Working Capital Schedule calculated in accordance with Schedule 3.9(a) and its calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon. ExamWorks and the Company agree that in preparing the Working Capital Schedule, ExamWorks will use the accounting methods, policies, principles, practices, procedures, classifications, estimation methodologies or reserves used by the Company as of the Closing.

(b)     The Stockholder Representative shall have thirty (30) days following receipt of the Working Capital Schedule delivered pursuant to Section 3.9(a) during which to notify ExamWorks of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute. During the thirty (30) days immediately following the Stockholder Representative’s receipt of the Working Capital Schedule and any period of dispute with respect thereto thereafter, ExamWorks shall and shall cause the Company to (i) assist the Stockholder Representative in the review of the Working Capital Schedule and provide the Stockholder Representative and its representatives with reasonable access during normal business hours upon reasonable advance notice to ExamWorks to (x) books, records (including work papers, schedules, memoranda and other documents) and supporting data used in preparation of the Working Capital Schedule, and (y) employees of the Company who were directly responsible for, the preparation of the Working Capital Schedule, in each case solely for purposes of their review of the Working Capital Schedule, and (ii) cooperate with the Stockholder Representative and its representatives in connection with such review, including providing on a timely basis all other material information necessary or useful in connection with the review of the Working Capital Schedule as is reasonably requested by the Stockholder Representative or its representatives. ExamWorks and the Stockholder Representative shall cooperate in good faith to resolve any such dispute as promptly as practicable. Upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of ExamWorks and the Stockholder Representative, and the calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be final and binding upon the Parties. In the event the Stockholder Representative does not notify ExamWorks of any such dispute within such thirty (30)-day period or notifies ExamWorks within such period that it does not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 3.9(a) and ExamWorks’ calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon, shall be final and binding upon the Parties.

(c)     In the event ExamWorks and the Stockholder Representative are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to Section 3.9(a) within thirty (30) days following ExamWorks’ receipt of notice of such dispute, such dispute shall, within five (5) Business Days of the conclusion of such thirty (30)-day period, be submitted to, and all issues having a bearing on such dispute shall be resolved by one of the following accounting firms, as chosen jointly by ExamWorks and the Stockholder Representative; provided, however, that such accounting firm shall not be, at such time, ExamWorks’ outside independent auditor or tax advisor): Ernst & Young, PricewaterhouseCoopers, Grant Thornton or BDO Seidman (the “Accounting Referee”). In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Working Capital Schedule as to which the Stockholder Representative has disagreed. The Accounting Referee’s determination of the Working Capital Schedule and the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be final and binding on the Parties. The Parties shall direct the Accounting Referee to use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The fees, costs and expenses of the Accounting Referee shall be shared equally between ExamWorks and the Stockholder Representative.

(d)     The “Final Working Capital Schedule” shall be the schedule of Net Working Capital, as finally determined pursuant to Section 3.9(b) or Section 3.9(c) above. Within five (5) Business Days following the determination of the Final Working Capital Schedule, if there is a Working Capital Surplus, ExamWorks shall pay to the Paying Agent an amount equal to the Working Capital Surplus in cash, and if there is a Working Capital Deficit, the Stockholder Representative shall cause to be paid to ExamWorks from the Escrow Amount an amount equal to such Working Capital Deficit.

Section 3.10     Payment. All payments required to be made under this Article III or any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank accounts as shall be designated in writing by ExamWorks or the Stockholder Representative, as applicable.

Section 3.11     Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 351.455.1 of the Missouri Corporation Law shall not be converted into the right to receive any Adjusted Merger Consideration as provided in Section 3.2(d) and Section 3.4, but, rather, the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 351.455.1 of the Missouri Corporation Law (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 351.455.1 of the Corporation Law); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 351.455.1 of the Missouri Corporation Law, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, any Adjusted Merger Consideration as provided in Section 3.3 and Section 3.4. The Company shall promptly notify ExamWorks in writing of any written demands received by the Company for appraisal of any Shares, and ExamWorks shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of ExamWorks, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Adjusted Merger Consideration made available to the Stockholder Representative pursuant to Section 3.2 to pay for Shares that are instead paid fair value in an appraisal proceeding pursuant to Section 351.455.1 of the Missouri Corporation Law shall be returned to ExamWorks upon demand.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND SIGNING STOCKHOLDERS

Except as disclosed in the Disclosure Schedules, the Company and the Signing Stockholders, jointly and severally, represent and warrant to ExamWorks and Merger Sub that, from the date hereof and as of the Closing Date:

Section 4.1     Organization.

(a)     The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Missouri and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except for those jurisdictions where the failure to be so qualified or registered would not, individually or in the aggregate, be material. Schedule 4.1(a) contains a true, correct and complete list of the jurisdictions in which the Company is qualified or registered and in good standing to do business as a foreign corporation. The Company has made available to ExamWorks true, correct and complete copies of its articles of incorporation and bylaws as currently in effect and its corporate record books with respect to actions taken by its stockholders and board of directors.

(b)     The authorized capital stock of the Company consists of (i) 5,000,000 shares of common stock, $00.01 par value per share, of which 2,593,114 shares were issued and outstanding as of January 7, 2016, and 3,172,391 shares are issued and outstanding immediately prior to the Effective Time (following the exercise of any Options and conversion of any shares of Series A Preferred Stock, and (ii) 2,000,000 shares of Series A Preferred Stock, $00.01 par value per share, of which 500,000 shares are issued and outstanding as of January 7, 2016 and no shares are issued and outstanding immediately prior to the Effective Time. Schedule 4.1(b) accurately and completely sets forth a list of the number and class of shares of capital stock of the Company held by each of the Stockholders, who collectively own all of the issued and outstanding shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c)     Each Stockholder has full and exclusive power, right and authority to vote all of the shares of capital stock owned by it, and no Stockholder is bound by any agreement affecting or relating to its right to transfer or vote such shares.

(d)     Schedule 4.1(d) contains a true, correct and complete list of all (i) outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring the Company to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock, and (ii) all outstanding Contracts of the Company or any Stockholder or any other Person to purchase, redeem, or otherwise acquire any of the shares of capital stock of the Company or securities or obligations of any kind convertible into any shares of capital stock of the Company. Other than the Series A Dividend, there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company.

(e)     Since the date the stock listed on Schedule 4.1(a) was issued to the holders of the Series A Preferred Stock, there has been no event, including, without limitation, any liquidating event, reclassification, exchange, subdivision, stock split, sale, diluting issuance, deemed issuance, or other triggering event that would entitle such holder to receive any payment, dividend or adjustment (including any anti-dilution adjustment to the conversion price) under the articles of incorporation of the Company, as amended.

(f)     The Company does not own, directly or indirectly, any capital stock or other equity, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other Person.

(g)     Except as set forth on Schedule 4.1(g), except for the Business, the Company is not engaged in any other business or commercial activity. All activities and operations of the Business are conducted by the Company and no other Person (except in his or her capacity as a director, officer or employee of the Company) is engaged in the Business.

Section 4.2     Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and each of the Securityholder Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Securityholder Ancillary Documents to which it is a party by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein (including, without limitation, the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the Securityholder Ancillary Documents shall be as of the Closing Date, duly executed and delivered by the Company and do or shall, as the case may be, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

Section 4.3     Non-Contravention. Except as set forth on Schedule 4.3, the execution, delivery and performance by the Company of this Agreement and the Securityholder Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the articles of incorporation or bylaws of the Company, (b)  violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Company is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Company is a party or by which the Company or any of its property is bound, (d) contravene or conflict with any Law or arbitration award applicable to the Company or the Business, or (e) result in the creation or imposition of any Lien on any property or asset of the Company.

Section 4.4     Required Consents. Schedule 4.4 sets forth each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Required Consent” and collectively, the “Required Consents”) under any Law, License or Contract to which the Company is, or any of the Securityholders are, a party that is necessary with respect to the execution, delivery and performance of this Agreement or the Securityholder Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License or Contract. Except as set forth on Schedule 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company or any of the Securityholders in connection with the execution, delivery or performance of this Agreement or the Securityholder Ancillary Documents.

Section 4.5     Real Property.

(a)     The Company does not own any real property and is not obligated or have an option to acquire an ownership interest in any real property.

(b)     Schedule 4.5(b) lists the address of each Leased Real Property. Each lease with respect to the Leased Real Property is in full force and effect and, subject to application of any bankruptcy or creditor’s rights laws, is valid, binding and enforceable against the parties thereto in accordance with their respective terms. A copy of the each lease with respect thereto has been provided to ExamWorks.

(c)     Except for the Permitted Liens, no Leased Real Property is subject to (i) any Liens, (ii) any decree or order of a Governmental Entity (or, to the Knowledge of the Company, threatened or proposed order) or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(d)     The improvements and fixtures on the Leased Real Property are in good operating condition for the purposes for which they are presently being used and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Company, threatened against the Leased Real Property or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by the Company.

Section 4.6     Personal Property. All equipment and other items of tangible personal property and assets of the Company (a) are free of defects and in good operating condition for the purposes for which they are presently being used and in a state of proper maintenance and repair, ordinary wear and tear excepted and (b) were acquired and are usable in the regular and ordinary course of business. All tangible personal property and assets of the Company (whether owned, leased or licensed) are located at the Leased Real Property. No Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Business. Schedule 4.6 sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company, indicating the purchase value and purchase date of such tangible personal property, and its accumulated depreciation at October 31, 2015.

Section 4.7     Sufficiency of and Title to Assets.

(a)     Except as set forth on Schedule 4.7, there are no assets, properties or rights (whether real, personal or mixed and whether tangible or intangible), that are owned by the Company that are not related to or used in the Business.

(b)     The assets and properties of the Company immediately following the Closing will constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Company to conduct the operations of the Business in accordance with the Company’s past practices and as presently planned to be conducted.

(c)     The Company has good title to or, in the case of the Leased Real Property or leased personal property, valid leasehold interests in, their respective properties and assets, free and clear of all Liens except Permitted Liens.

Section 4.8     Inventory. The Company does not acquire, maintain or sell, and has not ever acquired, maintained or sold any inventory.

Section 4.9     Financial Statements. Schedule 4.9 contains the Financial Statements. The Financial Statements are true, correct and complete in all material respects, are in conformity with GAAP and have been prepared from, and are in accordance with, the books and records of the Company, which books and records have been maintained on a basis consistent with the past practices of the Company. Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of the Company as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects, the results of operations and changes in cash flows, as the case may be, of the Company for the periods set forth therein; provided, however, that any Financial Statements that are not as of or for a year ended December 31 are subject to normal year-end adjustments and lack footnotes and other presentation items. Since the date of the Reference Balance Sheet, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company. The Company maintains accurate books and records reflecting their assets, liabilities, revenues and expenses and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed in accordance with management’s authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (c) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 4.10     No Undisclosed Liabilities. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute or otherwise, except for:

(a)     liabilities and obligations fully reflected or provided for in the Reference Balance Sheet; and

(b)     liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of the Reference Balance Sheet and of a type reflected on the Reference Balance Sheet.

Section 4.11     Absence of Certain Changes. Except as set forth on Schedule 4.11, since the date of the Reference Balance Sheet, there has not been (a) any Material Adverse Effect, (b) any damage, destruction, loss or casualty to property or assets with a value in excess of $10,000, not covered by insurance, (c) any sale, transfer or disposition of any properties or assets except in the ordinary course of business, or (d) any action taken of the type described in Section 7.1, that, had such action occurred following the date hereof without ExamWorks’ prior approval, would be in violation of such Section 7.1.

Section 4.12     Legal Proceedings. Except as set forth on Schedule 4.12, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or the assets or properties of the Company before any Governmental Entity. No suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or the assets or properties of the Company before any Governmental Entity, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Company is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 4.13     Compliance with Laws. The Company is (and has been at all times) in compliance in all material respects with all applicable Laws. The Company (a) has not been charged with, has not received any written notice that it is under investigation with respect to, and, to the Knowledge of the Company, is not otherwise now under investigation with respect to, a violation of any applicable Law, (b) is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity, and (c) has timely filed all reports and maintained all Licenses required to be filed or maintained with any Governmental Entity where the failure to have timely filed all reports and maintain all Licenses would not be material. The Company has provided to ExamWorks complete and accurate copies of all written communications to or from any Governmental Entity.

Section 4.14     Contracts. Each correspondingly lettered section of Schedule 4.14 sets forth a true, correct and complete list of the following Contracts currently in force to which the Company is a party, or under which the Company has continuing liabilities and/or obligations (other than the Company Benefit Plans set forth on Schedule 4.17(a) and the insurance policies on Schedule 4.19):

(a)     bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible);

(b)     Contracts that were not entered into in the ordinary course of business, consistent with past practice;

(c)     leases relating to the Leased Real Property, leases of any personal property, and all other Contracts involving any properties or assets (whether real, personal or mixed, tangible or intangible), involving an annual commitment or payment of or performance having a value of more than $5,000 by the Company;

(d)     Contracts that (i) limit or restrict the Company or any officers, directors, employees, Securityholders, agents or representatives of the Company (in their capacity as such) from engaging in any business or other activity in any jurisdiction, (ii) create or purport to create any exclusive or preferential relationship or arrangement, or (iii) otherwise restrict or limit the Company’s ability to operate or expand the Business, or (iv) impose, or purport to impose, any obligations or restrictions on Affiliates of the Company;

(e)     Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $10,000;

(f)     Contracts that provide for any payment or benefit upon the execution hereof or the Closing or in connection with the transactions contemplated hereby, including accelerated vesting or other similar rights;

(g)     Contracts granting any Person a Lien on all or any part of any properties or assets of the Company;

(h)     Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(i)     Contracts with any agent, distributor or representative that is not terminable without penalty on thirty (30) days or less notice;

(j)     Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(k)     Contracts (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end user Licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company;

(l)     Contracts providing for the indemnification or holding harmless by the Company of any officer, director, employee or other Person;

(m)     Joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of the Company or requiring payments or other distributions based on such profits, revenues or cash flows;

(n)     Contracts with Customers or Suppliers;

(o)     Outstanding powers of attorney empowering any Person to act on behalf of the Company;

(p)     Contracts with any Governmental Entity;

(q)     Employment Agreements;

(r)     Contracts with any independent contractor or consultant which involve annual payment in excess of $10,000; and

(s)     Contracts (other than those described in subsections (a) through (r) of this Section 4.14) to which the Company is a party or by which its properties or assets are bound (i) involving an annual commitment or annual payment to or from the Company of more than $15,000 individually or (ii) that are material to the Company, individually or in the aggregate.

True, correct and complete copies of all Contracts have been provided to ExamWorks in the data room. The Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles and, to the Knowledge of the Company, each other party thereto. There is no existing material default or breach of the Company or under any Contract (or event or condition that, with notice or lapse of time or both could constitute a material default or breach) and, to the Knowledge of the Company, there is no such material default (or event or condition that, with notice or lapse of time or both, could constitute a material default or breach) with respect to any third party to any Contract. There is no term, obligation, understanding or agreement that would modify any term of a Contract or any right or obligation of a party thereunder which is not reflected on the face of such Contract. The Company is not participating in any discussions or negotiations regarding modification of or amendment to any Contract or entry in any new Contract.

Section 4.15     Tax Returns; Taxes. Except as set forth on Schedule 4.15:

(a)     All Tax Returns due to have been filed by the Company through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all material respects.

(b)     All Taxes for which the Company has liability through the date hereof (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company. The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(c)     There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company.

(d)     All Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of the Company have been paid in full, or accrued on the books of the Company, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

(e)     Except as set forth on Schedule 4.15(e), to the Knowledge of the Company, no claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened.

(f)     To the Knowledge of the Company, no claim has ever been made against the Company by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to taxation in such jurisdiction.

(g)     The Company has withheld and paid all Taxes required to have been paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or Securityholder thereof or other third party.

(h)     There are no outstanding waivers or agreements between any Governmental Entity and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other Tax related matter pending between the Company and any Governmental Entity.

(i)     Other than Permitted Liens, there are no Liens for Taxes with respect to the Company or the assets or properties of the Company, nor is there any such Lien that is pending or, to the Knowledge of the Company, threatened.

(j)     The Company is not a party to or bound by any Tax allocation or sharing agreement.

(k)     The Company has not been a member of an “affiliated group” of corporations (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return.

(l)     The Company does not have any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m)     None of the Tax Returns described in Subsection (a) of this Section 4.15 contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign Tax law) and the Treasury Regulations issued thereunder.

(n)     The Company has not made any payments, is not obligated to make any payments, and is not a party to any contract, plan or arrangement that obligates it to make any payments of (i) any amounts that will be “excess parachute payments” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) any amount that would trigger any excise tax under Section 4999 of the Code, or (iii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Law);

(o)     The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)     There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under Sections 382, 383, 384 or 1502 of the Code and Treasury Regulations promulgated thereunder.

(q)     The Company is, and has at all times been, in compliance in all material respects with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(r)     The Company has not, at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity.

(s)     The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

(t)     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

Section 4.16     Officers, Employees and Independent Contractors.

(a)     Schedule 4.16(a) contains a true, correct and complete list of (i) all of the officers of the Company, specifying their position, date of hire, work location, length of service, and employee benefit coverages selected, (ii) all of the employees (whether full-time, part-time or otherwise) of the Company as of the date hereof, specifying their position, annual salary and other compensation, hourly wages, date of hire, work location, length of service, hours of service, whether such employee is classified as exempt from overtime requirements, and employee benefit coverages selected, and (iii) all of the independent contractors used by the Company since December 31, 2014, specifying the name of the independent contractor, type of labor, fees paid to such independent contractor for the prior twelve (12) months, work location and address.

(b)     All Persons classified by the Company as independent contractors have been properly classified in accordance with all applicable Laws and no such Person is eligible to participate in any Company Benefit Plan or would be eligible to participate if the classification of such Person as an independent contractor is subsequently determined to be incorrect. The Company has not received a claim from any Governmental Entity to the effect that the Company has improperly classified any Person as an independent contractor, nor to the Knowledge of the Company has any such claim been threatened.

(c)     Except for the Permitted Bonuses, the Company has not made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. The Company has delivered to ExamWorks true, correct and complete copies of each employee handbook applicable to employees of the Company.

Section 4.17     Company Benefit Plans.

(a)     Schedule 4.17(a) contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan. Any special tax status or tax benefits for plan participants enjoyed or offered by a Company Benefit Plan or ERISA Affiliate Plan is noted on such schedule.

(b)     With respect to each Company Benefit Plan and ERISA Affiliate Plan identified on Schedule 4.17(a), the Company has delivered to ExamWorks true, correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any summary plan descriptions, summaries of material modifications or prospectuses, reports or summaries required under all applicable Laws, including ERISA or the Code, the most recent determination or opinion letter received from the Internal Revenue Service with respect to each current Company Benefit Plan or ERISA Affiliate Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests for the most recent three (3) full plan years, the three most recent annual reports (Form 5500) filed with the IRS and financial statements (if applicable), the three most recent actuarial reports or valuations (if applicable) and such other documentation with respect to any Company Benefit Plan or ERISA Affiliate Plan as is reasonably requested by ExamWorks.

(c)     The records of the Company accurately reflect in all material respects the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service.

(d)     With respect to each Company Benefit Plan, (i) there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject the Company or ExamWorks to any material liability; and (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan that is subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that would subject the Company or ExamWorks to any liability. The Company has not incurred any excise taxes under Chapter 43 of the Code and nothing has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company or ExamWorks to any such taxes. The transactions contemplated by this Agreement will not trigger any Taxes under Section 4978 of the Code. No Company Benefit Plan or ERISA Affiliate Plan is or was ever subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), nor has the Company or any of its ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Company Benefit Plan or ERISA Affiliate Plan.

(e)     Each Company Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in accordance with its terms and in compliance with all Applicable Benefit Laws. The Company has performed and complied in all material respects with all of their obligations under or with respect to the Company Benefit Plans. The Company has not incurred, and no fact exists that reasonably could be expected to result in, any liability to the Company with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice). There are no current or, to the Knowledge of the Company, threatened or reasonably foreseeable Liens on any assets of any Company Benefit Plan or ERISA Affiliate Plan.

(f)     No fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan or ERISA Affiliate Plan that is intended to be tax-exempt. Further, each such plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all Applicable Benefits Laws on which the Internal Revenue Service will issue a favorable determination letter on its qualification, and nothing has occurred subsequent to the date of such favorable determination letter that could adversely affect the qualified status of any such plan.

(g)     There is no pending or, to the Knowledge of the Company, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other than a routine claim for benefits in accordance with such Company Benefit Plan’s or ERISA Affiliate Plan’s claims procedures and that have not resulted in any litigation) or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Entity with respect to any Company Benefit Plan or ERISA Affiliate Plan and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan or ERISA Affiliate Plan required to be registered. All benefit claims will be paid in accordance with Applicable Benefit Laws and the terms of the applicable Company Benefit Plan or ERISA Affiliate Plan.

(h)     All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Financial Statements.

(i)     With respect to each Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization pursuant to which the health maintenance organization bears the liability for claims or (iii) reflected as a liability or accrued for on the Financial Statements. No Company Benefit Plan provides or has ever provided benefits, including death, medical or health benefits (whether or not insured), after an employee’s termination of employment, the Company does not have any liabilities (contingent or otherwise) with respect thereto other than (A) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other Applicable Benefit Laws, (B) death benefits or retirement benefits under any employee pension benefit plan, (C) deferred compensation benefits, reflected as liabilities on the Financial Statements, or (D) benefits the full cost of which is borne by the current or former employee (or the employee’s beneficiary).

(j)     The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in: (i) any payment of, or increase in, remuneration or benefits, to any employee, officer, director or consultant of the Company; or (ii) any cancellation of indebtedness owed to the Company by any employee, officer, director or consultant of the Company; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any employee, officer, director or consultant of the Company other than the acceleration of the vesting of the Options in accordance with Section 3.5(a); or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k)     The Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan, other than any amendment required by Applicable Benefit Laws. Each Company Benefit Plan may be amended or terminated in accordance with its terms without liability to the Company or ExamWorks.

(l)     Schedule 4.17(l) identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (and the regulations thereunder) and associated Treasury Department guidance, including IRS Notice 2005-1 (each a “NQDC Plan”). With respect to each NQDC Plan, it has been operated in compliance in all material respects with Code Section 409A. All Options and other equity-based awards issued or granted by the Company are exempt from the requirements of Section 409A, and all Options, stock appreciation rights, and similar awards have (i) an exercise price that equals or exceeds the fair market value of the underlying stock on the grant date of the award, and (ii) no other feature for the deferral of compensation.

Section 4.18     Labor Relations.

(a)     There are no labor contracts, collective bargaining agreement, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering any of the employees of the Company and none of such employees are represented by any union or labor organization. The Company is in compliance with all federal and state Labor Laws. The Company has not been engaged in any unfair labor practice, and no unfair labor practice complaint against the Company is pending before any Governmental Entity. The Company does not have knowledge of any labor strikes or other labor trouble actually pending, being threatened against, or affecting the Company.

(b)     The Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims. The Company is not liable for any liability, judgment, decree, order, arrearage of wages or taxes, fine or penalty for failure to comply with any Labor Law. The Company has provided ExamWorks with a copy of the policy of the Company for providing leaves of absence under FMLA and its FMLA notices. The Company has paid or accrued all current assessments under workers’ compensation legislation, and the Company has not been subject to any special or penalty assessment under such legislation that has not been paid.

Section 4.19     Insurance Policies. Schedule 4.19 contains a true, correct and complete list of all insurance policies carried by or for the benefit of the Company, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. The Company maintains sufficient insurance with reputable insurers for the business and assets of the Company against all risks normally insured against, and in amounts normally carried, by the Company consistent with past practice. All insurance policies and bonds with respect to the business and assets of the Company are in full force and effect and shall be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Closing Date and the Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.

Section 4.20     Environmental, Health and Safety Matters. The Company possesses all Licenses required under, and is in compliance in all material respects with, all Environmental Laws, and the Company is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder.

Section 4.21     Intellectual Property.

(a)     Schedule 4.21(a) contains a list of all Company Registered Intellectual Property. No Company Intellectual Property or product or service of the Business related to Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Company or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any such product or service. Each item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions for the purpose of maintaining such Company Registered Intellectual Property. Schedule 4.21(a) also lists all registration, maintenance and renewal fees for such Company Registered Intellectual Property required to be paid within the next twenty-four (24) months of the date of this Agreement.

(b)     The Company owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Business as currently, or as proposed to be, conducted) to, each item of Company Intellectual Property, free and clear of any Lien (excluding licenses and related restrictions); the Company is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used in connection with the operation or conduct of the Business, including the development of any products or the provision of any services by the Business, free and clear of all Liens; and the Company’s licensing of any of its trademarks and service marks has been subject to commercially reasonable quality control of the Company and the Company has exercised that quality control in a consistent and commercially reasonable manner.

(c)     The Company owns exclusively and has good title to all copyrighted works purportedly owned by it and used in the Business, free and clear of all Liens. Schedule 4.21(c) lists all works of original authorship used in the Business and prepared by or on behalf of the Company (including software programs) by title, version number, author(s) and publication date (if any), regardless of whether the Company has obtained or is seeking a copyright registration for such works.

(d)     All Company Intellectual Property which the Company purports to own was developed by (i) an employee of the Company working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed full assignments in favor of the Company as assignee that have conveyed to the Company ownership of all intellectual property rights in the Company Intellectual Property.

(e)     To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the Business as currently, or as proposed to be, conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(f)     The operation of the Business as it is currently conducted, including the design, development, marketing and sale of the products or services of the Business (including with respect to products currently under development), has not and does not to the Knowledge of the Company infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of the Company, constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received written notice of, or any claim from any third party, that either the Company Intellectual Property or the operation of the Business, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(g)     To the Knowledge of the Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

(h)     The Company has taken reasonable steps to protect the rights of the Company in the Confidential Information and any trade secret or confidential information of third parties used in the Business, and, except under confidentiality obligations, there has not been any disclosure by the Company of any Confidential Information or any such trade secret or confidential information of third parties.

Section 4.22     Software.

(a)     Schedule 4.22(a) sets forth a true, correct and complete list of: (i) the Company Proprietary Software, (ii) the Company Licensed Software and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used in connection with the Business.

(b)     The Company has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, free and clear of all Liens. The Company has physical possession of all source code in the Company Proprietary Software. Except as permitted by applicable Contract or Law, no portion of the Company Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party. To the Knowledge of the Company, the use of the Company Software does not breach any term of any license or other contract between the Company and any third party. The Company is in compliance in all material respects with the terms and conditions of all Contracts in favor of the Company relating to the Company Licensed Software.

(c)     To the Knowledge of the Company, the Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party. The source code for the Company Proprietary Software has been maintained in confidence.

(d)     The Company Proprietary Software was (i) developed by the Company’s employees working within the scope of their employment at the time of such development, or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its intellectual property rights in the Company Proprietary Software. The Company has not received written notice from any third party claiming any right, title or interest in the Company Proprietary Software. The Company has not granted rights in the Company Software to any third party.

Section 4.23     Related Party Transactions. Except as set forth on Schedule 4.23, no (a) Securityholder or officer or director of the Company, (b) Person with whom any such Securityholder, officer or director has any direct or indirect relation by blood, marriage or adoption, (c) entity in which any such Securityholder, officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by such Securityholders, officers, directors and Persons in the aggregate), (d) Affiliate of any of the foregoing, or (e) current or former Affiliate of the Company has any interest in or is a party to: (i) any Contract with, or relating to, the Company or the Business; (ii) any loan for or relating to the Company or the Business; or (iii) any property (real, personal or mixed, tangible or intangible) used or currently intended to be used by the Company. There are no accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any such Person described above by or to the Company.

Section 4.24     Accounts Receivable. To the Knowledge of the Company, the debtors to which the accounts receivable of the Company relate are not in or subject to a bankruptcy or insolvency proceeding and none of such receivables have been made subject to an assignment for the benefit of creditors. All accounts receivable of the Company (a) are valid, existing and, to the Knowledge of the Company, collectible in a manner consistent with past practice (but, in any event, within ninety (90) days) without resort to legal proceedings or collection agencies, net of any reserve set forth on the Reference Balance Sheet (which reserve is adequate and calculated consistent with prior practice), (b) represent monies due for services rendered in the ordinary course of business and (c) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. There are no disputes regarding the collectibility of any such accounts receivable.

Section 4.25     Licenses. Schedule 4.25 is a true and complete list of all Licenses held by the Company. The Company owns or possess all Licenses that are necessary to enable it to carry on the Business as presently conducted and presently planned to be conducted. All Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any License. No business of the Company was awarded to the Company as the result of or was or is contingent upon the Company obtaining or maintaining a small business, women-owned business, veteran-owned business or minority-owned business License, designation or accreditation. The Company has, in all material respects, taken all necessary action to maintain each License. No loss or expiration of any License is pending or, to the Knowledge of the Company, threatened (other than expiration upon the end of any term). Schedule 4.25 identifies with an asterisk each License set forth therein which by its terms cannot be transferred to ExamWorks at Closing.

Section 4.26     Data Security, Privacy and Healthcare.

(a)     The Company maintains physical, administrative and technological safeguards as reasonably necessary and sufficient to protect the data and confidential information of the Company, its Business and its customers. Except as set forth on Schedule 4.26, the Company has not suffered a security incident or data breach, and, to the Knowledge of the Company, has not suffered any cyber, social engineering, spoofing, phishing, ransom, viral or other attack, theft or intrusion that that has allowed an unauthorized party to access, copy, encrypt or otherwise use the data or confidential information of the Company, its Business or its Customers. The Company has complied in all material respects with all customer requirements regarding information technology and/or security, has not reported or been required to report any loss of customer information or data to a Customer, and has passed all information technology and/or security audits conducted by any Customer within the past twenty-four (24) months. The Company has conducted all of its Business within the United States and has not used any Supplier or other third party to offshore data or services or otherwise conduct Business outside of the United States.

(b)     Neither the Company nor its Affiliates, and none of the Persons who provide professional services under agreements with any of the foregoing for the benefit of the Business, has engaged in any activities which are prohibited by (i) the Health Insurance Portability and Accountability Act of 1996, including, without limitation, the Health Information Technology for Economic and Clinical Health Act, (ii) the Medicare and Medicaid statutes and regulations, including, but not limited to, the Federal Medicare/Medicaid Anti-Kickback Statute (42 U.S.C. Section 1320a-7a or 1320a-7b), (iii) the “Stark I” and “Stark II” legislation governing related-entity referrals (PL 101-239 and PL 101-432) and regulations, (iv) the federal false claims statutes and regulations, (v) any civil procedure Law, (vi) any state insurance Law, (vii) any regulation regarding the corporate practice of medicine or fee-splitting, (viii) any comparable state statute or regulation or (ix) any other Law relating to protected health information or data privacy.

Section 4.27     Customer and Supplier Relations. Schedule 4.27 contains a true, correct and complete list of the names and addresses of the Customers and Suppliers. The Company maintains good commercial relations with each of its Customers and Suppliers and no event has occurred that would materially and adversely affect the Company’s relations with any such Customer or Supplier. No Customer or Supplier during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Company or to decrease such Customer’s usage of the Company’s services or products or such Supplier’s supply of services or products to the Company. The Company has not received written notice and does not have any Knowledge to the effect that any current Customer or Supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.

Section 4.28     Ethical Practices with Governmental Entities. Neither the Company nor any of its representatives nor any Securityholder, in such Person’s as an employee, agent or other representative of the Company, has offered or given, and the Company does not have any Knowledge of any Person that has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.29     Brokers, Finders and Investment Bankers. Except for Cleary Gull Inc. (all fees and expenses of which shall be set forth on the Closing Date Indebtedness Statement and paid in full as of the Closing), neither the Company nor any officer, member, director or employee of the Company, nor any Affiliate of the Company, nor any Securityholder has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.30     Service Warranties. The Company does not make any warranty or guaranty as to services provided by the Company. All services provided by the Company have been in conformity with applicable contractual commitments.

Section 4.31     Franchise. The Company does not operate its Business as a franchise.

Section 4.32     Solvency. The Company has not stopped or suspended payment of its debts, become unable to pay its debts when due or otherwise become insolvent in any jurisdiction. The Company has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS

Each Signing Stockholder, severally, and not jointly, represents and warrants to ExamWorks that, as of the date hereof and as of the Closing Date:

Section 5.1     Authorization and Validity of Agreement. Such Signing Stockholder has the legal right, power and capacity to execute and deliver this Agreement and the Securityholder Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Securityholder Ancillary Documents to which it is a party shall be as of the Closing Date, duly and validly executed and delivered by such Signing Stockholder and do or shall, as the case may be, constitute the valid and binding agreements of such Signing Stockholder, enforceable against such Signing Stockholder in accordance with their respective terms.

Section 5.2     Non-Contravention. The execution, delivery and performance by such Signing Stockholder of this Agreement and the Securityholder Ancillary Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which such Signing Stockholder is a party, (b) contravene or conflict with any judgment, decree or order of any Governmental Entity to which such Signing Stockholder is a party or by which such Signing Stockholder is bound, or (c) contravene or conflict with any Law or arbitration award applicable to such Signing Stockholder.

Section 5.3     Ownership of Equity. Such Signing Stockholder has good and valid title to, and record and beneficial ownership of, the number of shares of capital stock set forth next to such Signing Stockholder’s name on Schedule 4.1(b), and such shares are free and clear of all Liens. Other than the shares of capital stock listed on Schedule 4.1(b), such Signing Stockholder does not own any shares of capital stock or other equity security of the Company or any option, warrant, right, call, commitment or right of any kind to have any such capital stock or equity security issued. Except as set forth on Schedule 5.3, such Signing Stockholder has the full and exclusive right to transfer or vote the Shares owned by such Signing Stockholder, and such Signing Stockholder is not bound by any agreement affecting or relating to its right to transfer or vote the shares of capital stock owned by such Signing Stockholder. Any restrictions or limitations set forth in any agreement set forth on Schedule 5.3 have been waived in connection with the transactions contemplated by this Agreement.

Section 5.4     Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of such Signing Stockholder, threatened against, relating to or involving such Signing Stockholder that could adversely affect such Signing Stockholder’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5     Amounts Owed to Signing Stockholders. Except as disclosed on Schedule 5.5, the Company does not owe and is not otherwise obligated to pay such Signing Stockholder any amount, except for salary and employee benefits incurred and accrued prior to the Closing and in the ordinary course of business of the Company, consistent with past practice.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF EXAMWORKS

ExamWorks and the Merger Sub hereby represent and warrant to the Company and each of the Stockholders as follows as of the date hereof and as of the Closing Date:

Section 6.1     Organization. ExamWorks is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Merger Sub is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2     Authorization. Each of ExamWorks and the Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the ExamWorks Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by ExamWorks and the Merger Sub of this Agreement and each of the ExamWorks Ancillary Documents to which ExamWorks and the Merger Sub are a party, the performance by ExamWorks and the Merger Sub of their obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein, have been duly and validly authorized by all necessary corporate action on the part of ExamWorks and the Merger Sub. This Agreement has been and, as of the Closing Date, each of the ExamWorks Ancillary Documents shall be, duly executed and delivered by ExamWorks and the Merger Sub and do or shall, as the case may be, constitute the valid and binding agreements of ExamWorks and the Merger Sub, enforceable against ExamWorks and the Merger Sub in accordance with their respective terms.

Section 6.3     Absence of Restrictions and Conflicts. The execution, delivery and performance by ExamWorks and Merger Sub of this Agreement and each of the ExamWorks Ancillary Documents to which each is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the charter documents of ExamWorks or the Merger Sub, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which ExamWorks or the Merger Sub is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which ExamWorks is a party or by which ExamWorks or the Merger Sub is bound or (d) contravene or conflict with any statute, Law, judgment, rule or regulation applicable to ExamWorks or the Merger Sub. Except for the filing of the Articles of Merger and Certificate of Merger as contemplated hereby, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to ExamWorks or Merger Sub in connection with the execution, delivery or performance of this Agreement or each of the ExamWorks Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

Section 6.4     Brokers. Neither ExamWorks or the Merger Sub has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Company or any Stockholders will be liable.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1     Conduct of Business by the Company. For the period commencing on the date hereof and ending on the Closing Date, the Company shall (and the Signing Stockholders shall cause the Company to), except as expressly required hereby and except as otherwise consented to in advance in writing by ExamWorks, conduct its business in the ordinary course, consistent with past practice, and shall, except as expressly required hereby and except as otherwise consented to in advance in writing by ExamWorks:

(a)     use its commercially reasonable efforts to preserve intact the goodwill and business organization, keep its officers and employees available to ExamWorks and preserve the relationships and goodwill with customers, distributors, suppliers, employees and other Persons having business relations with the Company;

(b)     maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction listed on Schedule 4.1(a);

(c)     comply with all applicable Laws;

(d)     maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all offices, equipment, fixtures and other tangible personal property located on the Leased Real Property;

(e)     not authorize for issuance or issue and deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, except upon exercise of its outstanding Options, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock;

(f)     not amend or modify its articles of incorporation or bylaws;

(g)     except for the Permitted Bonuses, not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any Securityholder, officer or director or any Person with whom any such Securityholder, officer or director has any direct or indirect relation, other than the payment of dividends and salaries in the ordinary course of business and consistent with past practice;

(h)     not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(i)     not dispose of or permit to lapse any ownership and/or right to the use of any patent, trademark, trade name, service mark, license or copyright, (including any of the Company Intellectual Property), or dispose of or disclose to any Person, any Confidential Information;

(j)     protect, defend and maintain the ownership, validity and registration of the Company Intellectual Property, and not allow any of the Registered Intellectual Property to be abandoned, forfeited, cancelled, expunged and/or dedicated to the public;

(k)     not (i) create, incur or assume any indebtedness, other than any trade debt created in the ordinary course of business and in accordance with past practice; (ii) grant, create, incur or suffer to exist any Lien on its assets or properties that did not exist on the date hereof other than Permitted Liens; (iii) write-down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice; (iv) cancel any debt to the Company or waive any claim or right; (v) make any commitment for any capital expenditure to be made on or following the date hereof in excess of $10,000 in the case of any single expenditure or $50,000 in the case of all capital expenditures; (vi) enter into any Contract which cannot be cancelled by the Company on notice of not longer than thirty (30) days and without liability or penalty of any kind; (vii) enter into any Contract which imposes, or purports to impose, any obligations or restrictions on any of its Affiliates; or (viii) settle or compromise any legal proceedings related to or in connection with the Business;

(l)     except in the ordinary course of business consistent with past practices of the Company, not (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, other than the Permitted Bonuses (ii) except as required by Applicable Benefit Laws, pay or agree to pay any additional pension, retirement, allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present, except, in each case, in the ordinary course of business to the extent consistent with past practice; provided, however, that the Company shall not take any action described in this Section 7.1(l) with respect to (i) any manager, officer or director of the Company or (ii) any Person whose annualized compensation is $100,000 or more or whose annual compensation for the twelve (12)-month period following the Effective Date is expected to be $100,000 or more;

(m)     except as required by Applicable Benefit Laws, not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(n)     not enter into a collective bargaining agreement;

(o)     not enter into any Employment Agreement;

(p)     not enter into any consulting agreement which involves an annual payment in excess of $10,000;

(q)     perform in all material respects all of its obligations under all Company Contracts and Licenses, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under any Company Contract or License (except those being contested in good faith);

(r)     not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

(s)     maintain in full force and effect in the same amounts policies of insurance comparable in amount and scope of coverage to that maintained as of the date hereof;

(t)     continue to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with past practice and not make any change in any of its accounting (or tax accounting) policies, practices or procedures;

(u)     continue its current cash and inventory management practices in the ordinary course of business consistent with past practice;

(v)     not amend any Tax Return or make or revoke any Tax election; and

(w)     not authorize, or commit or agree to take, any of the foregoing actions.

Section 7.2     Inspection and Access to Information. During the period commencing on the date hereof and ending on the Closing Date, the Company shall (and shall cause its officers, directors, employees, auditors and agents to) provide ExamWorks and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, Contracts, books, records and other information (including Tax Returns filed and those in preparation) and shall cause its officers to furnish to ExamWorks and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Company and the Business and otherwise fully cooperate with the conduct of due diligence by ExamWorks and its representatives.

Section 7.3     Notices of Certain Events. The Company and the Signing Stockholders shall promptly notify ExamWorks of:

(a)     any fact, condition, change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or otherwise results in any representation or warranty of the Company or the Signing Stockholders hereunder (or, to the Knowledge of the Company, any representation or warranty of any Non-Signing Stockholder pursuant to the Initial Non-Signing Stockholder Certificate) being inaccurate in any material respect as of the date of such fact, condition, change or event had such representation or warranty been made as of such date;

(b)     any fact, condition, change or event that causes or constitutes a breach of any of the representations or warranties of the Company or the Signing Stockholders hereunder (or, to the Knowledge the Company, any representation or warranty of any Non-Signing Stockholder pursuant to a Non-Signing Stockholder Certificate) made as of the date hereof;

(c)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(d)     any notice or other communication from or to any Governmental Entity;

(e)     any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.12 (Legal Proceedings) or that relate to the consummation of the transactions contemplated hereby; and

(f)     (i) the total or partial damage or destruction by fire or other casualty of any asset having a book value of $10,000 or more, or (ii) any such asset or part thereof becoming the subject of any proceeding (or, to the Knowledge of the Company, threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

Should any such fact or condition require any change in the Disclosure Schedules if the Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Signing Stockholders will promptly deliver to ExamWorks a supplement to the Disclosure Schedules specifying such change. The Company and the Signing Stockholders hereby acknowledge that ExamWorks does not and shall not waive any right it may have hereunder solely as a result of such notifications and any notification given pursuant to this Section 7.3 (including any supplement to the Disclosure Schedules) shall (x) not have any effect for purposes of determining satisfaction of the conditions set forth in Section 8.1 of this Agreement, (y) be disregarded for purposes of determining the obligations of the Parties under Article XI hereof, and (z) not in any way limit ExamWorks’ exercise of its rights hereunder.

Section 7.4     Interim Financials. As promptly as practicable following each calendar month prior to the Closing Date, if any, the Company shall deliver to ExamWorks periodic financial reports in the form that it customarily prepares for its internal purposes and, if available, unaudited statements of the financial position of the Company as of the last day of such calendar month and statements of income and changes in financial position of the Company for the calendar month then ended. The Company covenants that such interim statements (a) shall present fairly in all material respects the financial condition of the Company as of their respective dates and the related results of operations for the respective calendar month then ended, and (b) shall be prepared on a basis consistent with GAAP and prior interim periods.

Section 7.5     No Solicitation of Transactions. Until the earlier of the Closing or the termination of this Agreement pursuant to Article X, neither the Company, the Signing Stockholders, nor their Affiliates, shall, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or other similar Contract with any Person other than ExamWorks or Merger Sub with respect to a sale of all or any substantial portion of the assets or properties of the Company, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Company, or the liquidation or similar extraordinary transaction with respect to the Company (an “Acquisition Transaction”). The Company shall, and shall cause each of its officers, directors, managers and agents to, immediately discontinue any ongoing discussions or negotiations with any Person (other than ExamWorks) relating to a possible Acquisition Transaction.

Section 7.6     Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)     Each Party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby (except that ExamWorks shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the Business, the assets or the properties of the Company or the transactions contemplated by this Agreement or ExamWorks Ancillary Documents). The Company shall furnish to ExamWorks all information required for any application or other filing to be made by the Company pursuant to any applicable Law in connection with the transactions contemplated hereby.

(b)     Each Party shall promptly notify the other Parties of (and provide written copies of) any communications from or with any Governmental Entity in connection with the transactions contemplated hereby.

(c)     In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use commercially reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d)     The Company shall give all notices to third parties and use its best efforts (which shall include the payment of any reasonable consent fee) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, including the Required Consents or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

Section 7.7     Public Announcements. Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), prior to the Closing, each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use commercially reasonable efforts to agree upon the text of any such announcement prior to its release. Notwithstanding the foregoing, without the prior written consent of ExamWorks, neither the Company (prior to Closing) nor any Signing Stockholder (at any time) shall disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such Parties’ advisors who the Company or any Signing Stockholder, as applicable, reasonably determines needs to know such information for the purpose of advising Company or such Signing Stockholder, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

Section 7.8     Employee Matters.

(a)     Company Benefit Plans. Prior to the Closing Date, the Company shall make, or cause to be made, all contributions and pay all premiums due or accrued under or with respect to each Company Benefit Plan and ERISA Affiliate Plan, other than a pension benefit plan within the meaning of Section 3(2) of ERISA, with respect to periods ending on or prior to the Closing Date. Immediately prior to the Closing Date, the Company shall, if and as requested by ExamWorks, terminate certain or all of the Company Benefit Plans and shall bear all the expenses of terminating such plans.

(b)     Communications. Neither the Signing Stockholders nor the Company nor any officer, director, employee, agent or representative of the Company shall make any communication to Employees or consultants of the Company regarding any 401(k), group health, life insurance, disability, accidental death and dismemberment insurance, employee stock purchase plan, or other Employee Benefit Plan maintained by ExamWorks or any of its Affiliates or ERISA Affiliates, or any compensation or benefits to be provided to Employees or consultants of the Company by the Surviving Corporation after the Closing Date without the prior written consent of ExamWorks.

(c)     Employees. At least five (5) Business Days prior to the Closing, ExamWorks shall deliver to the Company a list of Employees to be terminated prior to the Closing by the Company (“Terminated Employees”). The Company shall notify such Terminated Employees prior to Closing of such termination in accordance with its human resource policies and applicable Law. All Severance Costs shall be treated as Closing Date Indebtedness and shall be set forth in detail on the Closing Date Indebtedness Statement to be delivered pursuant to Section 3.7 hereof. The Company shall administratively effect the timely payment of all Severance Costs to the Terminated Employees (whether before or after the Closing) in accordance with its human resource policies and applicable Laws. All retained Employees shall remain at-will employees of the Company immediately following the Closing Date.

Section 7.9      Confidential Information; Noncompetition; Nonsolicitation.

(a)     Confidential Information. Each Signing Stockholder, and, prior to the Closing, the Company, shall hold in confidence at all times following the date hereof all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the date hereof without the prior written consent of ExamWorks.

(b)     Noncompetition.

(i)     Each Signing Stockholder hereby acknowledges that (A) the Company currently conducts the Noncompete Business in the Territory and/or has current plans to expand the Noncompete Business throughout the Territory, and (B) to protect adequately the interest of ExamWorks and Merger Sub in the Noncompete Business and goodwill of the Company, it is essential that any noncompetition covenant with respect thereto cover all of the Noncompete Business and the entire Territory.

(ii)     No Signing Stockholder shall, during the Noncompete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (A) engage in the Noncompete Business within the Territory, (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting, employment, independent contracting or other nature) or lend money to any Person that engages in the Noncompete Business within the Territory, except for the ownership by such Signing Stockholder of less than 5% of the stock or other equity interests of a publically traded firm or corporation, or (C) perform, teach or instruct any Person to perform services of a type included within the Noncompete Business.

(c)     Nonsolicitation. No Signing Stockholder shall, during the Noncompete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit, solicit, engage or hire, or attempt to recruit, solicit, engage or hire, on any of their behalves or on behalf of any other Person, any Company Personnel or ExamWorks Personnel, (y) encourage any Person (other than ExamWorks or one of its Affiliates) to recruit, solicit, engage or hire any Company Personnel or ExamWorks Personnel, or (z) otherwise encourage any Company Personnel or ExamWorks Personnel to discontinue his or her employment by the Company or one of its Affiliates; (ii) solicit any customer of the Company or an Affiliate thereof who is or has been a customer on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Company; or (iii) persuade or attempt to persuade any customer or supplier of the Company or any of its Affiliates to terminate or modify such customer’s or supplier’s relationship with the Company or any of its Affiliates. For the avoidance of doubt, any general solicitation by a Signing Stockholder that is not specifically targeted at any Company Personnel or ExamWorks Personnel shall not be deemed to be a solicitation for purposes of Section 7.9(c)(i).

(d)     Referrals. During the Noncompete Period, if and when any Person contacts a Signing Stockholder with respect to any aspect of the Noncompete Business, whether by web contact, phone, email, facsimile, mail or otherwise, the Signing Stockholder shall promptly refer any such Person to ExamWorks, shall notify ExamWorks of such contact, and shall provide ExamWorks with any and all information that the Signing Stockholder has received from and regarding such Person. Each Signing Stockholder further agrees not to criticize, denigrate, or otherwise disparage ExamWorks or any of its Affiliates or ExamWorks Personnel, or any of their products, services, processes, policies, practices, standards or business conduct or areas of business in any manner.

(e)     Severability. In the event a judicial or arbitral determination is made that any provision of this Section 7.9 constitutes an unreasonable or otherwise unenforceable restriction against any Signing Stockholder, the provisions of this Section 7.9 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to such Signing Stockholder. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.9 and to apply the provisions of this Section 7.9 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 7.9 is determined not to be specifically enforceable, ExamWorks shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by any Signing Stockholder. The time period during which the prohibitions set forth in this Section 7.9 shall apply shall be tolled and suspended for a period equal to the aggregate time during which a Signing Stockholder violates such prohibitions in any respect.

(f)     Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 7.9 shall be inadequate and ExamWorks shall be entitled to injunctive relief in addition to any other remedy ExamWorks might have hereunder.

Section 7.10     Signing Stockholder Approval.

(a)     Simultaneously upon the execution of this Agreement, the Signing Stockholders shall execute a written consent, in accordance with the Missouri Corporation Law, pursuant to which the Signing Stockholders and Non-Signing Stockholders shall approve the Merger, the Agreement and all of the documents and transactions contemplated hereby, and deliver a copy of such written consent to ExamWorks.

(b)     In addition, at every meeting of the Stockholders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Stockholders, the Signing Stockholders shall vote all shares of Company stock held by them in favor of the adoption of this Agreement and the transactions contemplated herein, and any related matter that must be approved by the Stockholders in order for the transactions contemplated by the Agreement to be consummated. The Signing Stockholders agree that they shall not vote any of the shares of Company stock held by them in favor of, or consent to, and will vote against and not consent to, the approval of any (i) liquidation, reorganization, or recapitalization of the Company or any other extraordinary transaction involving the Company, (ii) Acquisition Transaction, (iii) action the consummation of which would frustrate the purposes, or prevent or delay the consummation of the transactions contemplated by this Agreement, or (iv) any other matter relating to, or in connection with, any of the foregoing matters.

(c)     The Signing Stockholders further agree not to exercise any rights to demand appraisal of any shares of stock of the Company which may arise with respect to the Merger.

Section 7.11     Non-Signing Stockholders.

(a)     Initial Non-Signing Stockholder Certificate. Simultaneously with the execution of this Agreement, the Company has caused the Non-Signing Stockholders to deliver to ExamWorks and the Company a certificate in the form of Schedule 7.11(a) (the “Initial Non-Signing Stockholder Certificate”), pursuant to which, among other things, the Non-Signing Stockholders have agreed to make certain representations and warranties and vote the Company stock that such Non-Signing Stockholders own in favor of the adoption of this Agreement and the Merger.

(b)     Closing Non-Signing Stockholder Certificate. Prior to the Closing, the Company shall cause the Non-Signing Stockholders to deliver to ExamWorks and the Company a certificate in the form of Schedule 7.11(b) (the “Closing Non-Signing Stockholder Certificate”), dated as of the Closing Date, pursuant to which, among other things, the Non-Signing Stockholders shall bring down the representations and warranties contained in the Initial Non-Signing Stockholder Certificate.

(c)     Option Exercisers. Following the execution of this Agreement, in the event any Option holder should exercise any of such Person’s options to purchase Common Stock pursuant to such Option (the “Option Exerciser”), the Company shall notify ExamWorks upon such exercise. Upon such exercise, with respect to the options exercised, such Person shall be deemed a Non-Signing Stockholder for all purposes of this Agreement, and the Company shall cause such Person to execute and deliver the Closing Non-Signing Stockholder Certificate pursuant to Section 7.11(b).

Section 7.12     Tax Matters.

(a)     Tax Periods Ending on or Before the Closing Date. ExamWorks shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. The Stockholder Representative (on behalf of the Stockholders) shall reimburse ExamWorks for Taxes of the Company with respect to such periods within fifteen (15) days after payment by ExamWorks or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and taxable income) in the Final Working Capital Schedule.

(b)     Tax Periods Beginning Before and Ending After the Closing Date. ExamWorks shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholder Representative (on behalf of the Stockholders) shall pay to ExamWorks within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and taxable income) shown in the Final Working Capital Schedule. For purposes of this Section 7.12(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, any (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(c)     Cooperation on Tax Matters. ExamWorks, the Company and the Stockholder Representative shall cooperate as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.12 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)     Additional Tax Matters. ExamWorks shall not file any Tax Return for the Company for any taxable period beginning on or prior to the Closing Date, if such amendment would result in an increase of Taxes of the Stockholders or for which ExamWorks is indemnified pursuant to this Agreement, without the prior written consent of the Stockholder Representative, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that if ExamWorks is required by Law to file any Tax Return for the Company for any taxable period beginning on or prior to the Closing Date, ExamWorks shall be permitted to file such Tax Return. ExamWorks hereby agrees to notify the Stockholder Representative upon the filing of all such Tax Returns required to be filed by Law.

Section 7.13     Accounts and Notes Receivable.

(a)     The Company shall cause all notes and accounts receivable and payable of the Company owing by or to any Securityholder or any director, officer, employee or Affiliate of the Company to be paid in full at or prior to the Closing Date.

(b)     From and after the Closing, if any Securityholder receives or collects any Receivables, the Securityholder shall remit any such amounts to ExamWorks or the Company within five (5) days of each day on which the Securityholder receives such sum.

Section 7.14     Release. As of and following the Closing Date, each Party to this Agreement (in such capacity, a “Releasor”) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company and its Affiliates from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Releasor has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement, the ExamWorks Ancillary Documents or the Securityholder Ancillary Documents.

Section 7.15     Option Releases. Prior to the Closing, the Company shall obtain an Option Release from each Option holder.

Section 7.16     Termination of Certain Agreements. Prior to or at Closing, the Company shall terminate, or cause to be terminated, and deliver to ExamWorks written evidence of termination, of the agreements and arrangements set forth on Schedule 7.16 (the “Terminated Agreements”), such that the Company shall not have any liability following the Closing related to such Terminated Agreements, and no Person (other than ExamWorks) shall have any rights with respect to the Company’s capital stock. Each such termination shall include a release of the Company from any and all liabilities and obligations arising out of, or related to, such Terminated Agreement.

Section 7.17     Customer Visits. The Company shall permit ExamWorks to discuss and meet, and shall cooperate in such discussions and meetings, with any or all of the top five (5) Customers of the Company that ExamWorks so requests. A senior executive of the Company shall have the right to accompany ExamWorks’ representative(s) to any such meeting and shall participate with ExamWorks’ representative(s) in any such discussions. The Company shall promptly notify ExamWorks if a commercial relationship and/or agreement it has with a Customer terminates during the period commencing on the date hereof and ending on the Closing Date.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1     Conditions to Obligations of ExamWorks. The obligations of ExamWorks to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by ExamWorks) at or prior to the Closing of each of the following additional conditions:

(a)     Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Law passed by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by ExamWorks, Merger Sub or the Company or a material restriction on the operation of the Business as a result of such matter.

(b)     Consents. All Required Consents shall have been obtained or made on terms and conditions reasonably satisfactory to ExamWorks.

(c)     Representations and Warranties. Each of the representations and warranties of the Company and the Signing Stockholders set forth in Article IV, of the Signing Stockholders contained in Article V shall, and of the Non-Signing Stockholders in the Initial Non-Signing Stockholder Certificate (i) have been true and correct in all material respects as of the date hereof (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct in all material respects as of such date, and except those representations and warranties which are qualified by materiality, which shall have been true and correct in all respects), and (ii) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct in all material respects as of such date, and except those representations and warranties which are qualified by materiality, which shall have been true and correct in all respects).

(d)     Performance of Obligations of the Company and the Signing Stockholders. The Company and the Signing Stockholders shall have performed all covenants and agreements required to be performed by each of them hereunder at or prior to the Closing.

(e)     No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect or any development that will result in a Material Adverse Effect.

(f)     Payoff Letters. The Company shall have delivered to ExamWorks satisfactory payoff letters (the “Payoff Letters”) evidencing the outstanding amount of the Closing Date Indebtedness.

(g)     Release of Liens. ExamWorks shall have received evidence reasonably satisfactory to it that all Liens affecting any property or asset of the Company (other than Permitted Liens) have been released, or will be released upon repayment of the Closing Date Indebtedness pursuant hereto.

(h)     Software License Agreement. EHIS shall have executed a license agreement with ABI in substantially the form attached hereto as Schedule 8.1(h).

(i)     Termination of Terminated Agreements. ExamWorks shall have received evidence (reasonably satisfactory to ExamWorks) that the Terminated Agreements described in Section 7.15 have been terminated in accordance therewith.

(j)     Resignations and Releases. All officers and directors of the Company shall have delivered to ExamWorks their resignations as officers and directors, effective as of the Closing Date, and general releases in form and substance reasonably satisfactory to ExamWorks (the “Resignations and Releases”).

(k)     Stockholder Consent. ExamWorks shall have received the Stockholders’ consent in accordance with Section 7.10(a), and the Stockholders shall have approved the Merger in accordance with Section 351.420 of the Missouri Corporation Law.

(l)      Non-Signing Stockholder Certificates. Each Non-Signing Stockholder shall have executed and delivered a Closing Non-Signing Stockholder Certificate.

(m)     Option Releases. The Company shall have delivered to ExamWorks executed Option Releases from the holders of the Options.

(n)     Closing Date Indebtedness Statement. The Company shall have delivered to ExamWorks the Closing Date Indebtedness Statement in accordance with Section 3.7.

(o)     Transition Services Agreement. EHIS shall have executed a transition services agreement with ExamWorks in a form reasonably satisfactory to ExamWorks.

(p)     Affiliate Acknowledgement Agreement. EHIS shall have executed an acknowledgement agreement with ExamWorks in substantially the form attached hereto as Schedule 8.1(p).

(q)     Escrow Agreement. ExamWorks shall have received an executed counterpart of the Escrow Agreement from the Escrow Agent, the Paying Agent and the Stockholder Representative.

(r)     Paying Agent Agreement. ExamWorks shall have received an executed counterpart of the Paying Agent Agreement from the Paying Agent and the Stockholder Representative.

(s)     Articles of Merger. The Articles of Merger shall have been duly accepted for filing by the Secretary of State of the State of Missouri.

(t)     Certificate of Merger. The Certificate of Merger shall have been duly accepted for filing by the Secretary of State of the State of Delaware.

(u)     Ancillary Documents. The Company shall have delivered, or caused to be delivered, to ExamWorks the documents listed in Section 9.1.

Section 8.2      Conditions to Obligations of the Stockholders. The obligations of the Stockholders to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Stockholder Representative) at or prior to the Closing of each of the following additional conditions:

(a)     Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Stockholders or a material restriction on the Company’s operations as a result of such matter.

(b)     Representations and Warranties. Each of the representations and warranties of ExamWorks set forth in Article VI shall (i) have been true and correct in all material respects as of the date hereof (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct in all material respects as of such date, and except those representations and warranties which are qualified by materiality, which shall have been true and correct in all respects) and (ii) be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct in all material respects as of such date, and except those representations and warranties which are qualified by materiality, which shall have been true and correct in all respects).

(c)     Performance of Obligations by ExamWorks. ExamWorks shall have performed all covenants and agreements required to be performed by it hereunder on or prior to the Closing Date.

(d)     Escrow Agreement. The Stockholder Representative shall have received an executed counterpart of the Escrow Agreement from the Escrow Agent, the Paying Agent and ExamWorks.

(e)     Paying Agent Agreement. The Stockholder Representative shall have received an executed counterpart of the Paying Agent Agreement from the Paying Agent and ExamWorks.

(f)     Ancillary Documents. ExamWorks shall have delivered, or caused to be delivered, to the Stockholder Representative the documents listed in Section 9.2.

ARTICLE IX
CLOSING

Section 9.1     Company and Signing Stockholder Closing Deliveries. At the Closing, the Company and/or the Signing Stockholders, as applicable, shall deliver to ExamWorks the following:

(a)     a certificate executed by the Signing Stockholders as to compliance with the conditions set forth in Section 8.1(c) and Section 8.1(d) hereof;

(b)     certificates representing the shares of capital stock of the Company, duly endorsed in blank or accompanied by duly executed letters of transmittal;

(c)     the Resignations and Releases;

(d)     the Escrow Agreement, duly executed by the Stockholder Representative;

(e)     the Paying Agent Agreement, duly executed by the Stockholder Representative;

(f)     the organizational record books, minute books and corporate seal of the Company;

(g)     a certificate by the Secretary or any Assistant Secretary of the Company, dated as of the Closing Date, as to (i) the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, (ii) the completeness of the articles of incorporation and bylaws of the Company, and (iii) the effectiveness of the resolutions of the board of directors and the Stockholders of the Company authorizing the Merger, and the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(h)     the Articles of Merger;

(i)     the Certificate of Merger; and

(j)     all other documents required to be entered into by the Company and the Stockholders pursuant hereto or reasonably requested by ExamWorks to convey the capital stock of the Company to ExamWorks or to otherwise consummate the transactions contemplated hereby.

Section 9.2     ExamWorks Closing Deliveries. On the Closing, ExamWorks shall deliver, or caused to be delivered, to the Stockholder Representative the following:

(a)     the portion of the Merger Consideration to be paid at Closing pursuant to Article III, paid and delivered in accordance with such Article;

(b)     a certificate of an authorized officer as to compliance with the conditions set forth in Section 8.2(b) and Section 8.2(c);

(c)     the Escrow Agreement, duly executed by ExamWorks;

(d)     the Paying Agent Agreement, duly executed by ExamWorks;

(e)     the Articles of Merger;

(f)     the Certificate of Merger; and

(g)     all other documents required to be entered into or delivered by ExamWorks at or prior to the Closing pursuant hereto.

ARTICLE X
TERMINATION

Section 10.1     Termination. This Agreement may be terminated prior to the Closing:

(a)     in writing by mutual consent of ExamWorks and the Stockholder Representative;

(b)     by written notice from the Stockholder Representative to ExamWorks, in the event ExamWorks (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Stockholder Representative having notified ExamWorks of its intent to terminate this Agreement pursuant to this Section 10.1(b);

(c)     by written notice from ExamWorks to the Stockholder Representative, in the event the Company or the Stockholders (i) fail to perform in any material respect any of their agreements contained herein or in any Non-Signing Stockholder Certificate required to be performed by them at or prior to the Closing or (ii) materially breach any of their representations and warranties contained herein or in any Non-Signing Stockholder Certificate, which failure or breach is not cured within ten (10) days following ExamWorks having notified the Stockholder Representative of its intent to terminate this Agreement pursuant to this Section 10.1(c);

(d)     by written notice from ExamWorks to the Stockholder Representative in the event of a Material Adverse Effect; or

(e)     by written notice by the Stockholder Representative to ExamWorks or ExamWorks to the Stockholder Representative, as the case may be, in the event the Closing has not occurred on or prior to February 28, 2016 (the “Expiration Date”) for any reason other than, in the case that ExamWorks is the Party seeking termination, delay or nonperformance of ExamWorks or Merger Sub, or in the case the Stockholder Representative is the Party seeking such termination, for any reason other than the delay or nonperformance of the Company, the Signing Stockholders, the Non-Signing Stockholders or the Stockholder Representative.

Section 10.2     Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 10.3     Effect of Termination. In the event of termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void and there shall be no continuing obligation on the part of any Party or its officers, directors or stockholders, except for obligations under Section 7.7 (Public Announcements), Section 7.9 (Confidential Information; Noncompetition; Nonsolicitation) Section 10.2 (Specific Performance and Other Remedies), Section 12.2 (Notices), Section 12.6 (Controlling Law), Section 12.7 (Severability), Section 12.9 (No Third Party Beneficiaries), Section 12.10 (Waiver; Amendment), Section 12.14 (Transaction Costs) and this Section 10.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability arising out of any breach of the representations, warranties, covenants or agreements set forth herein and arising prior to termination.

ARTICLE XI
INDEMNIFICATION

Section 11.1     Indemnification Obligations of the Signing Stockholders. From and after the Closing, the Signing Stockholders shall, jointly and severally, indemnify, defend and hold harmless ExamWorks Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to:

(a)     any breach or inaccuracy of any representation or warranty made by the Company or a Signing Stockholder contained in Article IV of this Agreement or in any Securityholder Ancillary Document, whether such representation and warranty is made as of the date hereof or as of the Closing Date, without giving effect to any supplement to the Disclosure Schedules delivered pursuant to Section 7.3;

(b)     any breach of any covenant, agreement or undertaking made by the Company in this Agreement or in any Securityholder Ancillary Document;

(c)     any liability or obligation of the Company for (i) any Taxes with respect to any Tax period or portion thereof ending on or before the Closing Date, or for any Tax period beginning before and ending after the Closing Date to the extent allocable to the Stockholders (determined in a manner consistent with Section 7.12(b) to the portion of such period beginning before and ending on the Closing Date), but only to the extent such amounts were not previously included in the determination of Net Working Capital and are not subject to indemnification pursuant to Section 11.1(g), (ii) any Taxes incurred in any Tax period beginning after the Closing Date but arising from the settlement or other resolution with any Governmental Entity of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Closing Date, or (iii) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to ExamWorks in any Schedules to this Agreement, the Financial Statements or otherwise;

(d)     the Closing Date Indebtedness;

(e)     Customer Overpayments;

(f)     any demand for appraisal rights contemplated by Section 3.11 hereto, including, without limitation, any allegation that the consideration payable under Section 3.2, Section 3.3, and Section 3.4 is less than “fair value,” as such term is used in Section 351.455 of the Missouri Corporation Law; and

(g)     any matter set forth on Schedule 11.1(g).

Section 11.2     Indemnification Obligations of Stockholders. From and after the Closing, each Stockholder shall, severally and solely to himself or herself, indemnify, defend and hold harmless ExamWorks Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to:

(a)     any breach or inaccuracy of any representation or warranty made by such Stockholder contained in Article V of this Agreement or any Securityholder Ancillary Document, whether such representation and warranty is made as of the date hereof or as of the Closing Date, without giving effect to any supplement to the Disclosure Schedules delivered pursuant to Section 7.3; and

(b)     any breach of any covenant, agreement or undertaking made by such Stockholder in this Agreement.

Section 11.3     Indemnification Obligations of ExamWorks. From and after the Closing, ExamWorks shall indemnify and hold harmless the Stockholder Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a)     any breach or inaccuracy of any representation or warranty made by ExamWorks or the Merger Sub in this Agreement, whether such representation and warranty is made as of the date hereof or as of the Closing Date; and

(b)     any breach of any covenant, agreement or undertaking made by ExamWorks or the Merger Sub in this Agreement.

Section 11.4     Indemnification Procedure.

(a)     Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Losses, such Indemnified Party shall promptly provide written notice thereof to ExamWorks or the Stockholder Representative, as the case may be (the “Indemnifying Party”), including the amount and specific factual and legal basis for such claim; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Losses resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, then any Losses of the Indemnified Party shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use commercially reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)     No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 11.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)     In the event an Indemnified Party claims a right to payment pursuant hereto with respect to a matter not involving a third party complaint, dispute or claim, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 11.4(c), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 11.5. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article or the amount thereof, the claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article XI, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall, subject to the limitations of this Article XI, pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

Section 11.5     Survival Period. The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, fifteen (15) months following the Closing Date; provided, however, that each of the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.7(c) (Title to Assets), Section 4.15 (Tax Returns; Taxes), Section 4.29 (Brokers, Finders and Investment Bankers), Section 5.1 (Authorization and Validity of Agreement) and Section 5.3 (Ownership of Equity), (the “Surviving Representations”) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, other than the representations and warranties contained in Section 4.15 (Taxes) which will survive the Closing until the expiration of the applicable statute of limitations plus 30 days. The covenants and agreements of the Parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.6     Liability Limitations. Notwithstanding anything to the contrary set forth herein, ExamWorks Indemnified Parties shall not make a claim under Section 11.1(a) or Section 11.2(a) for ExamWorks Losses unless and until the aggregate amount of such ExamWorks Losses exceeds Three Hundred Fifty Thousand Dollars ($350,000) (the “Basket”), in which event ExamWorks Indemnified Parties may claim indemnification for all Losses in excess of such amount. The total aggregate amount of the liability of the Stockholders for ExamWorks Losses with respect to any claims made pursuant to Section 11.1(a) or Section 11.2(a) shall be limited to Six Million Two Hundred Thousand Dollars ($6,200,000) (the “Cap”). Notwithstanding the foregoing, the liability of the Signing Stockholders for Losses arising out of or related to fraud or willful misconduct or a breach of any of the Surviving Representations shall not be subject to the Basket, the Cap, or the limitation of Section 11.6. For purposes of determining Losses (but not for purposes of determining whether or not a breach occurred), any representation or warranty shall be read without reference to any materiality qualifier set forth in such representation or warranty.

Section 11.7     Exclusive Remedy. Except for actions grounded in fraud or willful misconduct, or claims made pursuant to the dispute resolutions procedures described in Section 3.9, from and after the Closing, the indemnities provided in this Article XI shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.

Section 11.8      Monetary Recourse Limited to Escrow Amount. Except for actions grounded in fraud or willful misconduct, or in connection with breaches of Surviving Representations, ExamWorks’ sole monetary recourse for indemnification under Section 11.1(a) or Section 11.2(a) shall consist of the Escrow Amount.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1     Stockholder Representative.

(a)     Bill Glassman is hereby irrevocably appointed as representative, agent and attorney-in-fact for the Company and each Signing Stockholder, (i) to give and receive notices and communications relating to the transactions and other matters contemplated by this Agreement or the Securityholder Ancillary Documents, including those relating to adjustments to the Merger Consideration and indemnification claims; (ii) to make decisions on behalf of the Company and the Signing Stockholders with respect to the transactions and other matters contemplated by this Agreement or the Securityholder Ancillary Documents, including regarding (A) adjustments to the Merger Consideration, (B) indemnification claims, (C) amendments to this Agreement or the Securityholder Ancillary Documents and (D) the defense of third party suits that may be the subject of indemnification claims, and to negotiate, enter into settlements and compromises of, and demand litigation or arbitration with respect to such third party suits or claims by ExamWorks for indemnification; and (iii) to take other actions on behalf of the Company and the Signing Stockholders as contemplated by this Agreement or the Securityholder Ancillary Documents, including the exercise of all rights granted to the Company and the Signing Stockholders under this Agreement or the Securityholder Ancillary Documents. Contemporaneously herewith, the Non-Signing Stockholders have also appointed such Person as representative, agent and attorney-in-fact for the Non-Signing Stockholders.

(b)     The Company and each Signing Stockholder agrees that (i) the provisions of this Section 12.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies the Company or any Stockholder may have in connection with the transactions contemplated by this Agreement or the Securityholder Ancillary Documents, (ii) the remedy at law for any breach of the provisions of this Section 12.1 would be inadequate, and (iii) the provisions of this Section 12.1 shall be binding upon the successors and assigns of the Company and each Stockholder.

(c)     A decision, act, consent or instruction of the Stockholder Representative relating to this Agreement or the Securityholder Ancillary Documents shall constitute a decision for the Company and all Stockholders, and shall be final, binding and conclusive upon the Company and the Stockholders, and ExamWorks may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company and every Stockholder. The Signing Stockholders shall, jointly and severally, indemnify and hold harmless ExamWorks from any action or omission on their behalf at the request or instruction of the Stockholder Representative.

(d)      The Stockholder Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Stockholder, ExamWorks, any third Person or any other evidence deemed by the Stockholder Representative to be reliable, and the Stockholder Representative shall be entitled to act on the advice of counsel selected by it but that the Stockholder Representative shall not be responsible to any Stockholder for any loss or damage any Stockholder may suffer by reason of the performance by the Stockholder Representative of its duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of such Stockholder Representative duties under this Agreement. The Stockholder Representative shall be entitled to retain counsel acceptable to it and to incur such expenses as the Stockholder Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement and the other Securityholder Ancillary Documents, and all such fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Stockholder Representative shall jointly and severally be borne by each Stockholder. The Stockholders hereby agree to jointly and severally indemnify the Stockholder Representative (in its capacity as such) against, and to hold the Stockholder Representative (in its capacity as such) harmless from, any and all liabilities and other losses and expenses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Stockholder Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or any other Securityholder Ancillary Documents.

(e)     If the Stockholder Representative shall (i) resign, die, become legally incapacitated or is otherwise be unable to fulfill his responsibilities hereunder or (ii) is removed by the Stockholders entitled to at least a majority of the purchase price, the Stockholders shall (by consent of those Stockholders entitled to at least a majority of the purchase price), within 10 days after resignation, death, incapacity, inability or removal, appoint a successor to the Stockholder Representative subject to ExamWorks’ consent, which consent will not be unreasonably withheld or delayed. If no such replacement Stockholder Representative is designated and or consented to within such 10-day period, the Stockholder entitled to the largest portion of the Purchase Price shall be deemed to be the Stockholder Representative. Any such successor shall succeed the Stockholder Representative as Stockholder Representative hereunder.

Section 12.2     Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally, by email, by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To ExamWorks or Merger Sub:	ExamWorks 3280 Peachtree Road, Suite 2625 Atlanta, GA 30305 Attn: Chief Financial Officer miguel.fernandez@examworks.com

with a copy to:	ExamWorks 1820 Ringling Blvd. Sarasota, FL, 34236 Attn: General Counsel clare.arguedas@examworks.com

To the Company (prior to the Closing):	ABI Document Support Services Inc. 10411 Clayton Road, Suite 211 Frontenac, MO 63131 Attn: Chief Executive Officer bglassman@edcohis.com

with a copy to:	Horwood Marcus & Berk Chartered 500 West Madison Street, Suite 3700 Chicago, IL 60661 Attn: Robert A. Smoller, Esq. rsmoller@hmblaw.com

To the Securityholders or the Stockholder Representative:	Bill Glassman 10411 Clayton Road, Suite 211 Frontenac, MO 63131 bglassman@edcohis.com

with a copy to:	Horwood Marcus & Berk Chartered 500 West Madison Street, Suite 3700 Chicago, IL 60661 Attn: Robert A. Smoller, Esq. rsmoller@hmblaw.com or to such other representative or at such other postal or email address of a Party as such Party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by email if receipt is confirmed by email or telephone, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 12.3     Schedules. The Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 12.4     Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that ExamWorks shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of ExamWorks. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 12.5     Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.6     Controlling Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Missouri without reference to its choice of law rules. Each Party irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the state and federal courts sitting in St. Louis County, Missouri for any action, dispute, suit or proceeding arising out of or relating to this Agreement (and each party irrevocably and unconditionally agrees not to commence any such action, dispute, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, dispute, suit or proceeding in any such courts, and (c) waives and agrees not to plead or claim that any such action, dispute, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.7     Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

Section 12.8     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. .Pdf copies of executed signature pages to this Agreement shall be deemed original signatures.

Section 12.9     No Third Party Beneficiaries. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 12.10     Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 12.11     Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto. The respective representations and warranties of the Parties contained in this Agreement or any certificate or other document delivered by any Party at or prior to the Closing and the rights to indemnification set forth herein shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a Party.

Section 12.12     Interpretation. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder. The words “include,” “includes,” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

Section 12.13     Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 12.14     Transaction Costs. Except as provided herein or as otherwise expressly provided herein, (a) ExamWorks shall pay the fees, costs and expenses of ExamWorks and the Merger Sub incurred in connection herewith and the transactions contemplated hereby, and (b) the Stockholders shall pay the fees, costs and expenses of the Company and the Stockholders incurred in connection herewith and the transactions contemplated hereby.

[Signatures begin on following page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

EXAMWORKS, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Executive Vice President,
Chief Financial Officer and Treasurer

ORANGE 12, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Executive Vice President,
Chief Financial Officer and Treasurer

[Signatures continue on following page.]

(Agreement and Plan of Merger)

ABI DOCUMENT SUPPORT SERVICES INC.

By:	/s/ Bill Glassman
Name: Bill Glassman
Title: Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

/s/ Bill Glassman
Bill Glassman

SIGNING STOCKHOLDERS:

/s/ Marvin Addink
Marvin Addink, individually and on behalf of Marvin R. Addink IRA, First Premier Bank Custodian and Marvin R. Addink Roth IRA, First Premier Bank Custodian

/s/ David Benge
David Benge, as an individual

David and Renee Benge Nevada Trust DTD April 3, 2014

/s/ Louis Robinson
By: Louis Robinson, Authorized Signatory for Alliance Trust Company, Trustee

Jason W. Benge Nevada Trust DTD April 3, 2014

/s/ Louis Robinson
By: Louis Robinson, Authorized Signatory for Alliance Trust Company, Trustee

/s/ Jason Benge
Jason Benge, as an individual

/s/ Jim Davis
Jim Davis

(Agreement and Plan of Merger)

/s/ Bill Glassman
Bill Glassman, individually and on behalf of Bill Glassman Revocable Trust u/t/a dated February 22, 2001 and the Glassman Gift Trust dated December 10, 2012

/s/ Robert Dunn Glick
Robert Glick, individually and on behalf of January Associates and Robert Dunn Glick Individual Retirement Account RBC Capital Markets LLC Cust

/s/ Rich Malone
Rich Malone, individually and on behalf of Malone Family Living Trust

/s/ Herman Siegelaar
Herman Siegelaar, individually and on behalf of Herman Siegelaar Trust dated 9/25/2002 and Siegelaar 2015 Charitable Remainder Unitrust

/s/ Sandy Horst
Sandy Horst, on behalf of Bluestem Capital Partners III Limited Partnership, Bluestem Core Strategies Fund, LLC, Bluestem Select Opportunities Fund, LLC and Bluestem Growth & Income Fund III, LLC

/s/ Lee Wielansky
Lee Wielansky, individually and on behalf of Lee Wielansky Living Trust Dated 6/11/99, and Lee Wielansky LLC

/s/ Tyler Stowater
Tyler Stowater, as an individual

(Agreement and Plan of Merger)